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                                                                   EXHIBIT-10.30

                               THE ROUSE COMPANY

                           CONTINGENT STOCK AGREEMENT

                          DATED AS OF JANUARY 1, 1996

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                                TABLE OF CONTENTS

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                                                                            PAGE
                                                                            ----
                                    ARTICLE I
                         Definitions and Interpretation
Section 1.01.   Certain Defined Terms                                         1
Section 1.02.   Interpretation                                               15

                                   ARTICLE II
                                Contingent Shares
Section 2.01.   General                                                      16
Section 2.02.   Business Unit Accounts                                       16
Section 2.03.   Value Index for the General Business Unit Account            16
Section 2.04.   Value Index for the Howard Hughes Center Business Unit
                Account                                                      17
Section 2.05.   Value Index for the Playa Vista Business Unit Account        17
Section 2.06.   Value Index for the Summerlin Business Unit Account          18
Section 2.07.   Asset Appraisals and Holders' FMV Allocation                 19
Section 2.08.   Delivery of Contingent Shares                                20
Section 2.09.   Debits to the Business Unit Accounts                         24
Section 2.10.   Tax Adjustments                                              24
Section 2.11.   Company Loans                                                25
Section 2.12.   Advances                                                     25
Section 2.13.   Underfunding of Employee Benefit Plans                       25

                                   ARTICLE III
                  Representations and Warranties of the Company

                                   ARTICLE IV
                                Certain Covenants
Section 4.01.   Information                                                  28
Section 4.02.   Ownership of Assets of the Business Units                    30
Section 4.03.   Capitalization of Business Units                             30
Section 4.04.   Records and Books of Account                                 32
Section 4.05.   Negative Covenants of the Company and the Business Unit
                Entities                                                     32
Section 4.06.   Board Representation                                         34
Section 4.07.   Treasury Shares                                              34
Section 4.08.   Inspection                                                   34
Section 4.09.   Maintain Registry                                            35
Section 4.10.   Compliance with Laws                                         35
Section 4.11.   Taxes; Claims                                                35
Section 4.12.   Insurance                                                    35
Section 4.13.   Corporate Existence; Etc                                     35
Section 4.14.   Registration of Contingent Shares and Contingent
                Preferred Shares; Compliance with Securities Laws            35
Section 4.15.   Rouse Shareholder Approval                                   36
Section 4.16.   Contingent Preferred Shares                                  36
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
Section 4.17.   Reservation of Shares                                        37
Section 4.18.   Abandonment of Assets                                        37

                                    ARTICLE V
                         Concerning the Representatives
Section 5.01.   Authority and Liabilities of the Representatives             37
Section 5.02.   Directions to Representatives                                38
Section 5.03.   Reliance Upon Documents and Opinions of Counsel              39
Section 5.04.   No Responsibility for Recitals, Etc                          39
Section 5.05.   Actions by Representatives                                   39
Section 5.06.   Resignation and Removal                                      39
Section 5.07.   Appointment of Successor Representative                      40
Section 5.08.   Acceptance of Appointment by Successor Representative        40
Section 5.09.   Compensation and Indemnification                             40
Section 5.10.   Representatives' Escrow Account                              41
Section 5.11.   Confidentiality                                              43
Section 5.12.   Controlling Provisions                                       43
Section 5.13.   Indemnification                                              43

                                   ARTICLE VI
                         Concerning the Review Committee
Section 6.01.   General                                                      43
Section 6.02.   Composition                                                  44
Section 6.03.   Resignation and Removal                                      44
Section 6.04.   Actions, Etc                                                 44
Section 6.05.   Confidentiality                                              45
Section 6.06.   Indemnification                                              45

                                   ARTICLE VII
                                  Miscellaneous
Section 7.01.   Notices                                                      45
Section 7.02.   Dispute Resolution                                           47
Section 7.03.   Benefit and Burden                                           47
Section 7.04.   Consolidations, Mergers, Etc                                 48
Section 7.05.   Company as Fiduciary                                         48
Section 7.06.   No Third Party Rights                                        49
Section 7.07.   Amendments and Waiver                                        49
Section 7.08.   Further Documents                                            50
Section 7.09.   Assignments                                                  50
Section 7.10.   Severability                                                 50
Section 7.11.   Specific Performance                                         51
Section 7.12.   APPLICABLE LAW                                               51
Section 7.13.   Submission to Jurisdiction                                   51
Section 7.14.   Expenses                                                     51
Section 7.15.   No Right of Set Off                                          51
Section 7.16.   No Partnership, Joint Venture or Agency                      51
Section 7.17.   Survival of Representations, Warranties, Etc                 52
Section 7.18.   Payments and Interest                                        52
Section 7.19.   Entire Agreement                                             52
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                           CONTINGENT STOCK AGREEMENT

     This Contingent Stock Agreement, effective as of January 1, 1996, is by The
Rouse Company, a Maryland corporation (the "Company"), in favor of and for the benefit of the Holders and the Representatives (as such terms are hereinafter defined).

                             PRELIMINARY STATEMENTS

     1. The Company, TRC Acquisition Company I, a newly-formed Delaware corporation and a wholly-owned subsidiary of the Company ("Newco"), and The
Hughes Corporation, a Delaware corporation ("THC"), are parties to that certain
Agreement and Plan of Merger dated as of February 22, 1996 (the "Merger
Agreement"), which provides, among other things, for the merger of THC with and into Newco (the "Merger"), as a result of which each outstanding share of common stock of THC (other than shares held by THC or any of its subsidiaries) will be converted into the right to receive (i) upon the effectiveness of the Merger, shares of Rouse Common Stock (as hereinafter defined) and, if required pursuant to the terms of the Merger Agreement, cash and (ii) subsequent to the effectiveness of the Merger, additional shares of Rouse Common Stock or, in certain circumstances, Rouse Preferred Stock, pursuant to the terms of this Agreement.

     2. The number of shares of Rouse Common Stock deliverable by the Company upon the effectiveness of the Merger will be determined as provided in the Merger Agreement. The number of shares of Rouse Common Stock deliverable by the Company subsequent to the effectiveness of the Merger (the "Contingent Shares") is not susceptible of being ascertained as of the time of the Merger because of the uncertainty as to the value of certain Assets (as hereinafter defined) as of the time of the Merger. Accordingly, the number of Contingent Shares will be determined as provided in this Agreement based upon the future economic performance of the Business Units (as hereinafter defined) and related Assets.

     3. It is a condition precedent to the obligations of THC to close the transactions contemplated by the Merger Agreement that the Company shall have executed and delivered this Agreement.

     4. This Agreement and the Merger Agreement are inter-related and non-severable, and the parties to the Merger Agreement would not have consummated the Merger had this Agreement not been executed and delivered and vice versa.

     NOW, THEREFORE, in consideration of the premises and the covenants contained herein and in the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, intending to be legally bound, hereby agrees as follows:

                                    ARTICLE I

                         DEFINITIONS AND INTERPRETATION

     Section 1.01. Certain Defined Terms. Capitalized terms used in this
Agreement shall have the following respective meanings, except as otherwise provided herein or as the context shall otherwise require:

     "Adjusted Fair Market Value" has the meaning specified in Section 2.07(d).

     "Adjusted Net Equity Balance" means, with respect to the General Business
Unit and the Summerlin Business Unit, an amount (not less than zero) determined as of the beginning of each Computation Period equal to (i) the Initial Net
Equity of such Business Unit minus (ii) an amount equal to 200% of the aggregate credits to the Business Unit Account for such Business Unit under Section
2.03(b) or Section 2.06(b), as applicable, for all Prior Computation Periods (if any).

     "Advance" has the meaning specified in Section 2.12.

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     "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person. The term "control"
(including, with correlative meaning, the terms "controlling", "controlled by"
and "under common control with") means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a
Person, whether through the ownership of voting securities, by Contract or otherwise; provided, however, that in no event shall the Company be deemed an
Affiliate of any Holder or vice versa.

     "Agreement" means this Contingent Stock Agreement.

     "All Computation Periods" means, with respect to any Calculation Date, all Computation Periods ending on or prior to such Calculation Date.

     "Applicable Federal Rate" means, with respect to any day, the federal short-term rate, mid-term rate or long-term rate, as applicable, determined pursuant to Section 1274(d) of the Code and published by the Secretary of the Treasury or his delegate for the most recent calendar month ending prior to such day. The Applicable Federal Rate shall be based on semi-annual compounding.

     "Applicable Tax Rate" means, with respect to any Business Unit, 33.33% of the marginal tax rate applicable to corporations subject to Subchapter C of Chapter 1 of Subtitle A of the Code for each category of items of Business Unit
Income or Loss for such Business Unit for the period in which such Business Unit
Income or Loss was realized or sustained.

     "Appraisal Panel" has the meaning specified in Section 2.07(b).

     "Assets" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, tangible or intangible, and wherever situated, including Equity Interests in any other
Person.

     "Associate" means, with respect to any Person, (i) any Affiliate of such Person, (ii) any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar fiduciary capacity, (iii) any relative or spouse of such Person or any relative of such spouse, (iv) any relative or spouse of any director or officer of such Person, (v) any current or former employee, agent, advisor, consultant, officer, director, partner or stockholder of such Person and (vi) any Person in which such Person has an Equity Interest or with which such Person has a business relationship.

     "Authorized Officer" means the chief executive officer, the president, the chief financial officer, the chief accounting officer or any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

     "Business Unit Accounts" has the meaning specified in Section 2.02.

     "Business Unit Entity" has the meaning specified in Section 4.02.

     "Business Unit Income or Loss" has the meaning specified in Section
2.10(a).

     "Business Units" means (i) the General Business Unit, (ii) the Howard
Hughes Center Business Unit, (iii) the Playa Vista Business Unit and (iv) the
Summerlin Business Unit.

     "Calculation Date" means the last day of each Computation Period.

     "Capital Expenditure" means any expenditure which, in accordance with GAAP, should be classified as a capital expenditure.

     "Cash" means (i) cash and cash equivalents, (ii) Marketable Securities and
(iii) any other item that would be reflected as cash or cash equivalents on a balance sheet prepared in accordance with GAAP.


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     "Claim" means any claim, demand, investigation, cause of action, suit, default, assessment, litigation, third party action, arbitral proceeding or proceeding by or before any Governmental Authority or any other Person.

     "Code" means the Internal Revenue Code of 1986, and any successor statute of similar import, together with the regulations thereunder.

     "Company" has the meaning specified in the introductory paragraph of this Agreement.

     "Company Consolidated Group" has the meaning specified in Section 2.10(a).

     "Company Loan" has the meaning specified in Section 2.11.

     "Company Members" has the meaning specified in Section 6.02.

     "Computation Period" means the six-month period beginning on each January 1 and July 1 of each year; provided, however, that with respect to each Business
Unit (i) the first Computation Period shall commence on January 1, 1996 and (ii) the final Computation Period shall end on the Valuation Date applicable to such Business Unit.

     "Computation Period Distribution Amount" has the meaning specified in
Section 2.08(b).

     "Computation Period Tax Adjustment" has the meaning specified in Section
2.10(c).

     "Contingent Preferred Shares" has the meaning specified in Section 4.16.

     "Contingent Shares" has the meaning specified in the Preliminary Statements of this Agreement.

     "Contingent Stock Distribution Discount Rate" means a rate equal to (i) the lesser of (A) the lowest Applicable Federal Rate in effect during the three-month period ended on February 29, 1996 and (B) the lowest Applicable
Federal Rate in effect during the three-month period ending on the last day of the month in which the Effective Time occurs or (ii) such other rate as may be required under applicable tax Laws.

     "Contingent Stock Distribution Interest" means, with respect to any Contingent Stock Distribution Value, such Contingent Stock Distribution Value minus the applicable Contingent Stock Distribution Principal.

     "Contingent Stock Distribution Principal" has the meaning specified in
Section 2.08(h).

     "Contingent Stock Distribution Value" means, with respect to any Holder,
(i) in the case of any delivery of Contingent Shares (A) for any Calculation
Date, the product of (x) the Current Share Value as of such Calculation Date times (y) the Computation Period Distribution Amount with respect to such Calculation Date times (z) such Holder's Percentage Interest and (B) for any
Valuation Distribution Date, the product of (x) the Valuation Distribution Share
Value as of such Valuation Distribution Date times (y) the number of Contingent
Shares delivered to such Holder on such Valuation Distribution Date and (ii) in the case of any delivery of Contingent Preferred Shares for any Calculation Date or Valuation Distribution Date, the product of (A) the stated liquidation value of a Contingent Preferred Share times (B) the number of Contingent Preferred
Shares delivered to such Holder in connection with such Calculation Date or Valuation Distribution Date.

     "Contract" means any agreement, lease, license, evidence of indebtedness, mortgage, deed of trust, note, bond, indenture, security agreement, commitment, instrument, understanding or other contract, obligation or arrangement of any kind.

     "Current Share Value" means, as of any date (the "computation date"), the average of the closing per share sales prices of Rouse Common Stock during the ten trading days consisting of (i) the five consecutive trading days ending on the last day of the calendar month immediately preceding the calendar month in which the


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computation date falls and (ii) the five consecutive trading days ending on the computation date, in each case, on the Composite Tape of the New York Stock
Exchange or, if shares of Rouse Common Stock are not then listed on the New York
Stock Exchange, on the principal United States securities exchange registered under the Exchange Act on which shares of Rouse Common Stock are then listed or, if shares of Rouse Common Stock are not then listed on any such stock exchange, the average of the average closing bid and ask quotations with respect to a share of Rouse Common Stock during the ten trading days consisting of (A) the five consecutive trading days ending on the last day of the calendar month immediately preceding the calendar month in which the computation date falls and
(B) the five consecutive trading days ending on the computation date, in each case, on the NASDAQ or any successor system then in use or, if no such quotations are then available, the average of the bid and asked prices with respect to a share of Rouse Common Stock for such trading days, as furnished by a member of the New York Stock Exchange regularly making a market in the Rouse
Common Stock selected by the Rouse Board, or, if no such member firm is then making a market in Rouse Common Stock, the fair market value on the computation date of a share of Rouse Common Stock as determined in good faith by a majority of the members of the Rouse Board after consultation with an independent financial advisor of recognized national standing.

     "Debt" means, for any Person, all Liabilities of such Person (i) for the repayment of money borrowed (whether or not represented by bonds, debentures, notes, securities or other similar instruments), (ii) to pay the deferred or unpaid purchase price of goods, services or Assets, (iii) as lessee under any lease which, in conformity with GAAP, is required to be capitalized for balance sheet purposes, (iv) under guaranties, endorsements (other than for collection or deposit in the ordinary course of business) or assumptions of, or other contingent obligations in respect of, or to purchase or otherwise acquire, any Liabilities of any other Person, (v) in respect of letters of credit or other similar instruments, (vi) secured by a Lien existing on Assets owned by such Person, whether or not the Liabilities secured thereby shall have been assumed by such Person and/or (vii) to redeem or repurchase any of such Person's Equity
Interests.

     "Debtor Relief Laws" means the Bankruptcy Code of the United States, and any successor statute of similar import, and all other applicable dissolution, liquidation, conservatorship, bankruptcy, moratorium, readjustment of debt, compromise, rearrangement, receivership, insolvency, fraudulent transfer or conveyance, reorganization or similar debtor relief Laws from time to time in effect affecting the rights of creditors generally.

     "Delaware Courts" has the meaning specified in Section 7.13.

     "Delivery Date" has the meaning specified in Section 4.16.

     "Disputants" has the meaning specified in Section 7.02(a).

     "Dividend Adjustment" means, with respect to any Calculation Date or Valuation Date, an amount equal to the product of (i) the sum of any and all dividends and other distributions paid on a share of Rouse Common Stock after the date hereof, but only if, in the case of each such dividend or distribution, the record date fixed for the purpose of determining the Persons entitled to receive payment of such dividend or other distribution falls within the period commencing on such Calculation Date or Valuation Date, as applicable, and ending on the date on which the Contingent Shares required to be delivered by the Company in connection with such Calculation Date or Valuation Date, as applicable, are actually delivered to the Holders times (ii) the number of Contingent Shares which the Company is otherwise required to deliver to the Holders in connection with such Calculation Date or Valuation Date, as applicable.

     "Effective Date" has the meaning specified in the Merger Agreement.

     "Effective Time" has the meaning specified in the Merger Agreement.

     "Eligible Assignee" means an assignee or transferee of the rights of a Holder hereunder but only if such assignee or transferee is (i) a beneficial owner of Equity Interests of such Holder as of the date hereof, (ii) an executor, administrator or guardian of the estate of such Holder or beneficial owner, (iii) an inter vivos trust for the benefit of such Holder or beneficial owner or a member of such Holder's or beneficial owner's immediate family, (iv) a legatee or heir of such Holder or beneficial owner under the will of such Holder or beneficial owner or


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pursuant to the Laws of descent and distribution, (v) a Person who acquires such rights by operation of Law (including pursuant to a property settlement agreement, plan or arrangement approved or ordered by any court) or (vi) the Company or any Subsidiary of the Company.

     "Environmental Laws" means any and all Laws, including any judgment, permit, approval, decision or determination, pertaining to the environment now or hereafter in effect and applicable to the Assets comprising any Business
Unit, including the Comprehensive Environmental Response, Compensation and
Liability Act of 1980, 42 U.S.C. (S) 9601 et seq., as amended by the Superfund
Amendment and Reauthorization Act of 1986 and as further amended, the Federal
Water Pollution Control Act, 33 U.S.C. (S) 1251 et seq., as amended, the Solid
Waste Disposal Act of 1976, 42 U.S.C. (S) 6901 et seq., as amended, the Clean
Air Act, 42 U.S.C. (S) 7401 et seq., as amended, the Toxic Substances Control
Act, 15 U.S.C. (S) 2601 et seq., as amended, the Hazardous Materials
Transportation Act, 49 Ap. U.S.C.A. (S) 1801 et seq., as amended, the Federal
Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. (S) 136 et seq., as amended, and comparable state and local Laws, and other environmental conservation and protection Laws.

     "Equity Interests" means, with respect to any Person and whether now outstanding or issued after the date of this Agreement, any and all shares, interests, participations or other equivalents in the equity (however designated) of such Person and any and all options, warrants and other rights to purchase or otherwise acquire an equity interest in such Person.

     "Escrow Account" has the meaning specified in Section 5.10(a).

     "Escrow Agent" has the meaning specified in Section 5.10(a).

     "Escrow Agreement" has the meaning specified in Section 5.10(a).

     "Escrow Termination Date" has the meaning specified in Section 5.10(a).

     "Event of Default" means any of the following events:

               (a) any representation, warranty or statement made by the Company in this Agreement or in any writing furnished by the Company to the Review Committee, any Representative or any Holder pursuant to this Agreement is inaccurate in any respect on the date as of which made and in light of the circumstances under which made, which inaccuracy, alone or together with all other such inaccuracies, could reasonably be expected to have a Material Adverse Effect;

               (b) the Company fails to perform or observe any covenant or agreement contained in Section 2.08;

               (c) the Company fails to perform or observe any other material agreement, term or condition contained in this Agreement and such failure (if capable of being remedied) is not remedied within 30 consecutive days after the date on which such failure first became known to the Company;

               (d) the Company takes or omits to take any action with the knowledge that such action or omission will result, and such action or omission does result, in the default by the Company of any its covenants or agreements contained in this Agreement;

               (e) the Company or HHPLP makes an assignment for the benefit of creditors or is generally not paying its Debts as they become due;

               (f) any decree or order for relief in respect of the Company or HHPLP is entered under any Debtor Relief Law of any jurisdiction;

               (g) the Company or HHPLP files a petition or otherwise applies to any Governmental Authority for, or consents to, the appointment of, or the taking of possession by, a trustee, receiver,


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          custodian, liquidator or similar official of it or any substantial part of its Assets, or commences a voluntary case under any Debtor
          Relief Law of any jurisdiction;

               (h) any such petition or application described in clause (g) above is filed, or any such proceeding commenced, against the Company or HHPLP, and the Company or HHPLP, as applicable, by any act indicates its approval thereof, consents thereto or acquiesces therein, or an order, judgment or decree is entered appointing any such trustee, receiver, custodian, liquidator or similar official, or approving the petition in any such proceeding, and such order, judgment or decree remains unstayed and in effect for more than 60 consecutive days;

               (i) any order, judgment or decree is entered in any proceeding against the Company or HHPLP decreeing the dissolution, winding-up or liquidation of the Company or HHPLP, and such order, judgment or decree remains unstayed and in effect for more than 60 consecutive days;

               (j) any order, judgment or decree is entered in any proceedings against the Company or HHPLP decreeing a split-up of the Company or HHPLP, or which requires the divestiture of any material Asset or any material portion of the Assets of the Company or HHPLP, and such order, judgment or decree remains unstayed and in effect for more than 60 consecutive days;

               (k) this Agreement shall at any time, for any reason, cease to be in full force and effect or shall be declared to be null and void in whole or in any material part by an order, judgment or decree of any Governmental Authority, or the validity or enforceability of this Agreement shall be contested by or on behalf of the Company, or the Company shall renounce, or deny that it is bound by the terms of, any material provision of this Agreement, it being understood that nothing herein shall restrict the Company from asserting that its actions or omissions do not constitute a violation of this Agreement;

               (l) any violation or breach of, or default under, the governing documents of any Business Unit Entity shall occur and (if capable of being remedied) is not remedied within 30 consecutive days after the date on which such failure first became known to the Company or such Business Unit Entity, which violation, breach or default, alone or together with all other such violations, breaches and defaults, could reasonably be expected to have a Material Adverse Effect; or

               (m) the failure of the shareholders of the Company to approve this Agreement and the issuance and delivery of securities of the Company as contemplated hereby prior to July 15, 1997.

     "Excess Cash Flow" means, with respect to any Business Unit for any Computation Period, an amount equal to its Receipts for such Computation Period minus the sum of its Expenditures and Computation Period Tax Adjustment (if any) for such Computation Period.

     "Exchange Act" means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

     "Expenditures" means, with respect to any Business Unit for any Computation
Period, all costs and expenses incurred by the Company or any of its Subsidiaries which are properly chargeable to such Business Unit in accordance with GAAP and actually paid during such Computation Period and all adjustments to the records and books of account of such Business Unit made in accordance with the terms of this Agreement which have the effect of decreasing the Cash accounts of such Business Unit during such Computation Period, including any and all:

               (a) real estate commissions, legal fees and title costs incurred in connection with the Transfer of any of the Assets comprising such Business Unit;

               (b) sales, franchise, licensing, property and other taxes (other than taxes of any Governmental Authority measured by income);


                                        6


               (c) Capital Expenditures, insurance premiums, labor, supplies, utilities and other services, infrastructure, amenities, improvements and enhancements, whether on-site, off-site or regional, not reimbursed by the purchaser of any of the Assets comprising such Business Unit or otherwise, including costs in connection with installing utilities, roadways and landscaping, which costs are allocable to any of the Assets comprising such Business Unit on a basis reasonably determined by the Company;

               (d) payments on indebtedness for borrowed money (including any Company Loan and any Revolving Credit Loan), whether for principal or interest, which indebtedness existed on the effective date hereof or was incurred subsequent to the effective date hereof in the ordinary course of business of any Business Unit Entity in accordance with the terms of this Agreement;

               (e) overhead directly related to such Business Unit or, to the extent that services are provided to the related Business Unit Entity by employees of the Company or any of its Subsidiaries (such as financial, personnel, legal, accounting, tax or other administrative services), the reasonable actual costs incurred for such services, which costs shall not exceed the costs at which such services could have been obtained by such Business Unit Entity in an arms'-length transaction with a Person that is not an Associate of the Company or any Business Unit Entity;

               (f) costs and expenses in connection with the direct management of the Assets comprising such Business Unit other than Howard Hughes Center Management Costs and Playa Vista Management Costs;

               (g) fees and expenses in connection with or as a result of any action or proceeding brought, or any Claim made, by any Governmental Authority or any other Person (other than the Review Committee, any Representative or any Holder) directly relating to any of the Assets comprising such Business Unit, unless such incurrence resulted from the gross negligence or willful misconduct of the Company or any of its Subsidiaries constituting a material breach of its obligations under this Agreement;

               (h) increases in Reserves but only if and to the extent that such increases are permitted by the definition of "Reserve" contained herein;

               (i) fees, costs and expenses of the Review Committee which have been allocated to such Business Unit in accordance with Section 6.01;

               (j) Advances (or any portion thereof) repaid to any other Business Unit; and

               (k) Advances made to any other Business Unit;

provided, however, that except as expressly provided in the foregoing clauses
(a) through (k), the term "Expenditure" shall not include (i) any cost or expense of the Company or any of its Subsidiaries for general overhead or non-operating items, such as financial, personnel, legal, accounting, tax and other general administrative services, (ii) any charges for interest on intercompany advances or charges for other intercompany payments of any nature other than payments for Assets or services directly related to the operation of the Assets comprising such Business Unit or (iii) any share of the consolidated tax Liability of the Company Consolidated Group (federal, state or local), and provided further, that all Expenditures incurred by THC and its Subsidiaries during the period commencing January 1, 1996 to and including the Effective Time, which would be properly chargeable to any Business Unit in accordance with GAAP and are actually paid during such period, shall be deemed for all purposes of this Agreement to have been incurred and actually paid by the Company during such period with respect to such Business Unit.

     "Fair Market Value" has the meaning specified in Section 2.07(e).

     "Funding Requirement" has the meaning specified in Section 4.03(a).

     "GAAP" means generally accepted United States accounting principles, applied on a consistent basis (except for changes in which the independent auditors of the Person in question concur) as in effect from time to time unless the application of a principle of accounting not in effect at the date hereof would in any way be prejudicial to the Holders or to the Company, in which event the generally accepted United States accounting principles as in effect on the date hereof will be applied.

     "General Business Unit" means any and all rights, title and interests (subject to any related Liabilities) of the Company and its Subsidiaries and Affiliates in and to (i) (A) the Assets located in Nevada and California described on Exhibit B and all improvements thereon (if any), (B) the available land component of Hughes Airport Center (as designated on Exhibit D), (C) the available land component of Hughes Center (as designated on Exhibit E) and (D) the available land component of Hughes Cheyenne Center (as designated on Exhibit
F) and (ii) to the extent that any of the foregoing are held indirectly by the Company or any Business Unit Entity through any other Person, (A) the Equity Interests held by the Company or such Business Unit Entity in such other Person,
(B) any securities issued or issuable with respect to any such Equity Interests by way of distribution, (C) any Assets or securities into which such Equity Interests or securities may be converted in connection with a recapitalization, merger, consolidation or other reorganization or otherwise and (D) any Cash, Equity Interests or other Assets distributed with respect to such Equity Interests, securities or Assets.

     "General Business Unit Account" has the meaning specified in Section 2.03.

     "General Business Unit Reduction Amount" means, with respect to the General Business Unit Account for any Calculation Date, an amount equal to the sum of
(i) 3% of the gross cash proceeds from sales of real estate comprising the General Business Unit during All Computation Periods (except in connection with the allocation of the Fair Market Value of any Assets among the Company and the Holders in which case such amount shall be determined as provided in Section 2.07(d)), reduced by all amounts taken into account in Section 2.03(c)(ii)(B) in all Prior Computation Periods plus (ii) to the extent that all or any portion of the amount obtained under clause (i) is not taken into account in Section 2.03(c)(ii)(B) on the Calculation Date for the Computation Period during which such gross cash proceeds were actually received by the Company or any of its Subsidiaries, a cumulative 7.5% per annum, compounded semi-annually, return on such amount from the Calculation Date for the Computation Period during which such gross cash proceeds were so received until the Calculation Date for the Computation Period in which such amount is taken into account in Section 2.03(c)(ii)(B).

     "Governmental Approval" means any authorization, consent, approval, license, franchise, lease, ruling, tariff, rate, permit, certificate or exemption of, or filing or registration with, any Governmental Authority.

     "Governmental Authority" means (i) any nation or government, (ii) any federal, state, county, province, city, town, municipality, local or other political subdivision thereof or thereto, (iii) any court, tribunal, department, commission, board, bureau, instrumentality, agency, council, arbitrator or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and (iv) any other governmental entity, agency or authority having or exercising jurisdiction over any relevant Person, item or matter.

     "Hazardous Materials" means any hazardous or toxic substances or contaminated material including asbestos (friable, non-friable or any other form), polychlorinated biphenyls and any flammable materials, explosives, radioactive materials, hazardous materials, hazardous waste, hazardous or toxic or regulated substances or related materials defined in or under any Environmental Law and any other substance, waste, pollutant, contaminant or material, including petroleum products and derivatives, crude oil or fractions thereof or any chemical which causes cancer or reproductive effects, which are defined by applicable Law as hazardous or toxic or the use, transport, disposal, storage, treatment, recycling, handling, discharge, Release or emission of which is regulated or governed by any applicable Law.

     "HHPLP" means Howard Hughes Properties, Limited Partnership, a Delaware limited partnership.

     "Holder Members" has the meaning specified in Section 6.02.

     "Holders" means the Persons listed on Schedule 1 and all Eligible
Assignees.

     "Holders' Designee" has the meaning specified in Section 4.06(a).

     "Holders' FMV Allocation" has the meaning specified in Section 2.07(d).

     "Holders' FMV Allocation Amount" has the meaning specified in Section 2.08(c)(ii).

     "Howard Hughes Center Business Unit" means any and all rights, title and interests (subject to any related Liabilities) of the Company and its Subsidiaries and Affiliates in and to (i) the approximately 69-acre tract of land located in Los Angeles, California described on Exhibit C and all improvements thereon and (ii) to the extent that any of the foregoing are held indirectly by the Company or any Business Unit Entity through any other Person,
(A) the Equity Interests held by the Company or such Business Unit Entity in such other Person, (B) any securities issued or issuable with respect to any such Equity Interests by way of distribution, (C) any Assets or securities into which such Equity Interests may be converted in connection with a recapitalization, merger, consolidation or other reorganization or otherwise and
(D) any Cash, Equity Interests or other Assets distributed with respect to such Equity Interests, securities or Assets.

     "Howard Hughes Center Business Unit Account" has the meaning specified in
Section 2.03.

     "Howard Hughes Center Management Costs" means, with respect to any Calculation Date, the aggregate amount of direct management costs incurred and actually paid by the Company and any of its Subsidiaries in connection with the Howard Hughes Center Business Unit during All Computation Periods which have not been taken into account under Section 2.04 in any Prior Computation Period.

     "Hughes Airport Center" means the approximately 382-acre tract of land located in Las Vegas, Nevada described on Exhibit D and all improvements thereon (except as noted on such Exhibit).

     "Hughes Center" means the approximately 84-acre tract of land located in Las Vegas, Nevada described on Exhibit E and all improvements thereon (except as noted on such Exhibit).

     "Hughes Cheyenne Center" means the approximately 211-acre tract of land located in Las Vegas, Nevada described on Exhibit F and all improvements thereon (except as noted on such Exhibit).

     "Hughes Funding" means the lesser of (i) the amount funded by the Company pursuant to the Funding Requirement and (ii) $10,000,000; provided, however, that solely for the purposes of making the calculations required by Section 2.05(a) with respect to any Calculation Date, such amount shall be reduced by an amount equal to the aggregate credits to the Playa Vista Business Unit Account under Section 2.05(b) for all Prior Computation Periods.

     "Independent Member" has the meaning specified in Section 6.02.

     "Initial Net Equity" means (i) $40,900,000 with respect to the General Business Unit and (ii) $64,900,000 with respect to the Summerlin Business Unit.

     "Laws" means all laws, statutes, rules, regulations, ordinances, orders, writs, injunctions or decrees and other pronouncements having the effect of law of any Governmental Authority.

     "Liability" means, with respect to any Person, any indebtedness, obligation and other liability of such Person, whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due.

     "Lien" means (i) any mortgage, lien, charge, pledge, hypothecation, assignment, deposit arrangement, encumbrance, security interest, assessment, adverse claim, levy, preference or priority or other security agreement of any kind or nature whatsoever (whether voluntary or involuntary, affirmative or negative, and whether imposed or created by Contract, operation of Law or otherwise) in, on, of or with respect to any Assets or Equity

Interests, whether now owned or hereafter acquired, (ii) any other interest in Assets or Equity Interests designed to secure the repayment of Debt or any other obligation, whether arising by Contract, operation of Law or otherwise, (iii) any Contract to give any of the foregoing and (iv) any conditional sale or other title retention agreement and any financing lease having substantially the same effect as any of the foregoing.

     "Losses" means any and all damages (including consequential, punitive and exemplary), fines, penalties, judgments, deficiencies, losses, costs and expenses, including court costs, reasonable fees of attorneys, accountants and other experts and other reasonable expenses of any Claim.

     "Maguire Thomas Partners" means (i) Maguire Thomas Partners/JMB Associates, a California limited partnership, and (ii) Maguire Thomas Partners/JMB Area C Associates, a California limited partnership.

     "Majority Holders" means, at any time, Holders whose combined Percentage Interests represent more than 50% of the Percentage Interests of all Holders (excluding the Company and its Subsidiaries and Affiliates).

     "Marketable Securities" means (i) securities which (a) are listed on the New York Stock Exchange or the American Stock Exchange, (b) are reported on NASDAQ, (c) are part of an issue which is listed on the New York Stock Exchange or the American Stock Exchange or is reported on NASDAQ or (d) are regularly quoted by brokers or dealers making a market in such securities and (ii) readily marketable securities or obligations issued or guaranteed by any Governmental Authority.

     "Material Adverse Effect" means a material adverse effect on (i) the business, operations, condition (financial or otherwise), results of operations or prospects of the Company, any Business Unit Entity or any Business Unit, (ii) the Company's ability to perform its obligations under this Agreement, (iii) the value, condition or marketability of any material Assets comprising any Business Unit, (iv) the validity, legality or enforceability of this Agreement, (v) the ability of any Holder to exercise or enforce any of its rights, powers or remedies under this Agreement or (vi) the ability of any Representative or any member of the Review Committee to perform any of his duties or obligations, or to exercise or enforce any of his rights, powers or remedies, under this Agreement, but excluding from clauses (i) and (iii) hereof any effect caused by matters of general applicability, such as economic, regulatory, tax or other matters of general applicability, or matters generally affecting real estate or real estate markets. For purposes of this definition, the financial condition of the Company, any Business Unit Entity or any Business Unit shall be determined on the basis of the current value net worth of such Person.

     "Merger" has the meaning specified in the Preliminary Statements of this Agreement.

     "Merger Agreement" has the meaning specified in the Preliminary Statements of this Agreement.

     "Merger Agreements" means (i) the Merger Agreement and (ii) the Agreement and Plan of Merger, dated as of February 22, 1996, among the Company, TRC Acquisition Company II and HHPLP relating to the Partnership Merger.

     "NASDAQ" means The Nasdaq Stock Market.

     "Newco" has the meaning specified in the Preliminary Statements of this Agreement.

     "Parties" means the Company, the Holders and the Representatives.

     "Partnership Merger" means the merger of TRC Acquisition Company II, a newly formed Delaware corporation and a wholly-owned subsidiary of the Company, with and into HHPLP, as a result of which each outstanding Class 1 LP Unit of HHPLP will be converted into the right to receive cash.

     "Percentage Interest" means (i) with respect to each Holder, the percentage set opposite such Holder's name on Schedule 1, as such percentage may be adjusted in connection with a Transfer to an Eligible

Assignee, and (ii) with respect to any Eligible Assignee, the percentage Transferred to such Eligible Assignee by the Transferring Holder.

     "Permitted Encumbrances" means any and all (i) Liens for taxes if the same shall at the time not be delinquent or thereafter may be paid without penalty or if such taxes are being contested in good faith by appropriate proceedings promptly initiated and diligently conducted, but only if (A) such contest could not reasonably be expected to have a Material Adverse Effect and (B) such reserves or other appropriate provisions (if any) as shall be required by GAAP shall have been made therefor, (ii) Liens consisting of easements, zoning restrictions or other restrictions on the use of real property that do not materially affect the value of the Assets encumbered thereby or materially impair the ability of the Company or any Business Unit Entity to use such Assets in its business, (iii) Liens of landlords, mechanics, materialmen, warehousemen, carriers or other statutory Liens securing obligations that are not yet due and are incurred in the ordinary course of business, (iv) Liens resulting from deposits to secure payments of workmen's compensation or other social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids or Contracts in the ordinary course of business and (v) Liens existing on the date hereof or created after the date hereof in accordance with the terms of this Agreement.

     "Permitted Investments" has the meaning specified in Section 5.09(f).

     "Person" means any individual, firm, corporation, trust, association, company, limited liability company, joint stock company, partnership, joint venture, Governmental Authority or other entity or enterprise.

     "Playa Vista Business Unit" means any and all rights, title and interests (subject to any related Liabilities) of the Company and its Subsidiaries and Affiliates in and to (i) the limited partner interests held by HHPLP in the Playa Vista Partnerships, (ii) any securities issued or issuable with respect to any such limited partner interests by way of distribution, (iii) any Assets or securities into which such limited partner interests or securities may be converted in connection with a recapitalization, merger, consolidation or other reorganization or otherwise and (iv) any Cash, Equity Interests or other Assets distributed with respect to such limited partner interests, securities or Assets.

     "Playa Vista Business Unit Account" has the meaning specified in Section 2.05.

     "Playa Vista Financings" has the meaning specified in Section 4.03(a).

     "Playa Vista Management Costs" means, with respect to any Calculation Date, the aggregate amount of direct management costs incurred by the Company and its Subsidiaries in connection with the Playa Vista Business Unit during All Computation Periods which have not been taken into account under Section 2.05 in any Prior Computation Period.

     "Playa Vista Management Costs Return" means a cumulative 15% per annum, compounded semi-annually, return on the Playa Vista Management Costs from the last day of the Computation Period during which such costs were actually paid by the Company or any of its Subsidiaries until the Calculation Date for the Computation Period in which such amount is taken into account under Section 2.05(a).

     "Playa Vista Partnership Agreements" means (i) the Amended and Restated Agreement of Limited Partnership dated February 14, 1989 of Maguire Thomas Partners--Playa Vista, a California limited partnership, and (ii) the Agreement of Limited Partnership dated September 26, 1990 of Maguire Thomas
Partners--Playa Vista Area C, a California limited partnership.

     "Playa Vista Partnerships" means (i) Maguire Thomas Partners--Playa Vista, a California limited partnership, and (ii) Maguire Thomas Partners--Playa Vista Area C, a California limited partnership, being the entities formed by the Playa Vista Partnership Agreements.

     "Prior Computation Periods" means, with respect to any Calculation Date, all Computation Periods ending prior to, but not on or after, such Calculation Date.

     "Process Agent" has the meaning specified in Section 7.13.

     "Prohibited Transaction" has the meaning specified in Section 7.04(b).

     "Proposed Transaction" has the meaning specified in Section 7.04(c).

     "Receipts" means, with respect to any Business Unit for any Computation Period, all Cash actually received by the Company or any of its Subsidiaries during such Computation Period with respect to the operation and business of such Business Unit and the Assets comprising such Business Unit and all adjustments to the records and books of account of such Business Unit made in accordance with the terms of this Agreement which have the effect of increasing the Cash accounts of such Business Unit during such Computation Period, including any and all:

     (a) proceeds from the purchaser of any of the Assets comprising such Business Unit (including any purchaser pursuant to an agreement that was entered into prior to the effective date hereof), including, with respect to the General Business Unit, the Howard Hughes Center Business Unit and the Summerlin Business Unit, any proceeds paid (or deemed paid) by the Company or any of its Subsidiaries to the applicable Business Unit Entity for the account of the applicable Business Unit in connection with a Transfer of any of the Assets of the General Business Unit, the Howard Hughes Center Business Unit or the Summerlin Business Unit to the Company or any of its Subsidiaries;

     (b) proceeds of indebtedness for borrowed money (including any Company Loan and any Revolving Credit Loan) received subsequent to the effective date hereof;

     (c) decreases in any Reserves;

     (d) insurance proceeds in respect of any casualty or other insured loss to or affecting any of the Assets comprising such Business Unit;

     (e) proceeds in respect of any taking of any of the Assets comprising such Business Unit, or of any rights appurtenant thereto, by condemnation, eminent domain or transfer in lieu thereof for public or quasi-public use under any Law or arising out of any damage or diminution in value to the Assets comprising such Business Unit in connection therewith;

     (f) payments (including sinking fund payments) and distributions on or in respect of any Equity Interests in any Person included in the Assets comprising such Business Unit;

     (j) Advances received from any other Business Unit; and

     (k) repayments by any other Business Unit of any Advance (or any portion thereof) made by such Business Unit;

provided, however, that for purposes of determining Receipts hereunder, to the extent that the Company or any of its Subsidiaries receives proceeds, Cash, Assets or other amounts of a kind described herein that relate both to the Assets comprising such Business Unit and to other Assets of the Company or any of its Subsidiaries, such proceeds, Cash, Assets and other amounts shall be allocated to such Business Unit and to such other Assets by the Company on a reasonable and equitable basis and, to the extent applicable, in accordance with GAAP, and, provided further, that all Receipts actually received by THC and its Subsidiaries during the period commencing January 1, 1996 to and including the Effective Time with respect to the operation and business of the Assets comprising such Business Unit shall be deemed for all purposes of this Agreement to have been actually received by the Company during such period with respect to such Business Unit.

     "Registration Statement" has the meaning specified in paragraph (j) of
Article III.

     "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including the abandonment or discarding of barrels, containers and other closed receptacles).

     "Representatives" means Platt W. Davis, III, David G. Elkins and Kenneth E. Studdard and their respective successors who shall become such in the manner prescribed in Article V.

     "Representatives' Diversion Notice" has the meaning specified in Section 5.10(b).

     "Reserve" means, with respect to any Business Unit, any contingency reserve established and maintained in good faith by the Company or the relevant Business Unit Entity with respect to such Business Unit in accordance with GAAP, if applicable, but only if such reserve is reasonably necessary (i) for working capital purposes approved by the Company in good faith, (ii) to fund any payments for indebtedness for borrowed money with respect to such Business Unit to the extent, and only to the extent, that such indebtedness exists on the date hereof or is incurred subsequent to the date hereof (x) in the ordinary course of the business of the Company or any of its Subsidiaries, (y) in compliance with the terms of this Agreement and (z) solely for the purpose of funding Expenditures or (iii) for any other proper purpose; provided, however, that no such reserve may be established or maintained at any time unless, and then only to the extent that, such action is consistent with sound business practices and is in accordance with industry practices.

     "Review Committee" has the meaning specified in Section 6.01.

     "Revolving Credit Loans" has the meaning specified in Section 4.03(b).

     "Rouse Board" means the board of directors of the Company.

     "Rouse Common Stock" means the common stock, par value $0.01, of the Company, being the class of common stock of the Company listed on the New York Stock Exchange on the date hereof, and any securities issued or issuable with respect to any such common stock by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise.

     "Rouse Funding" means the amount (not to exceed $5,000,000) funded by the Company pursuant to the Funding Requirement in excess of $10,000,000; provided, however, that solely for the purposes of making the calculations required by
Section 2.05(c) with respect to any Calculation Date, such amount shall be reduced by an amount equal to 1,000% of the aggregate credits to the Playa Vista Business Unit Account under Section 2.05(d) for all Prior Computation Periods.

     "Rouse Increasing Rate Preferred Stock" means the series of Rouse Preferred Stock created and designated pursuant to the Articles Supplementary to the Charter of the Company attached hereto as Exhibit A and consisting of 10,000,000 authorized and unissued shares.

     "Rouse Preferred Stock" means the preferred stock, par value $0.01, of the Company.

     "SEC" means the Securities and Exchange Commission of the United States of America or any successor thereof.

     "Securities Act" means the Securities Act of 1933 and the rules and regulations promulgated thereunder.

     "State and Local Tax Adjustment" means, with respect to any Business Unit for any taxable year, 33 1/3% of the aggregate income taxes that would be imposed on the income of such Business Unit by each State or local tax authority ("jurisdiction") as a result of the location of the Assets of such Business Unit within such jurisdiction or the conduct of business by such Business Unit within such jurisdiction, computed as if the Assets of such Business Unit located in such jurisdiction or the operations of such Business Unit in such jurisdiction were owned and conducted by a separate corporation which has no contacts or nexus with any other jurisdiction other than the jurisdiction in which such Assets are located or business is conducted.

     "Subsidiary" means, with respect to any Person, each other Person of which or in which such Person and its other Subsidiaries own, hold or control, directly or indirectly, Equity Interests having ordinary voting power, in the absence of contingencies, to elect a majority of the board of directors of such other Person, or other Persons performing similar functions for such other Person, or, if there are no such directors or other Persons, having a majority of the general voting power with respect to the policies and activities of such other Person.

     "Summerlin" means the tract of land located in Las Vegas, Nevada described on Exhibit G.

     "Summerlin Business Unit" means any and all rights, title and interests (subject to any related Liabilities) of the Company and its Subsidiaries and Affiliates in and to (i)(A) the Assets located in Summerlin described on Exhibit H and all improvements thereon (if any) and (B) the available land component of Summerlin Commercial (as designated on Exhibit I), (ii) the Tournament Players Club golf club located in Summerlin, including the 18-hole championship golf course, the clubhouse and related structures, and (iii) to the extent that any of the foregoing are held indirectly by the Company or any Business Unit Entity through any other Person, (A) the Equity Interests held by the Company or such Business Unit Entity in such other Person, (B) any securities issued or issuable with respect to any such Equity Interests by way of distribution, (C) any Assets or securities into which such Equity Interests or securities may be converted in connection with a recapitalization, merger, consolidation or other reorganization or otherwise and (D) any Cash or other Assets distributed with respect to such Equity Interests, securities or Assets.

     "Summerlin Business Unit Account" has the meaning specified in Section
2.06.

     "Summerlin Business Unit Reduction Amount" means, with respect to the Summerlin Business Unit Account for any Calculation Date, an amount equal to the sum of (i) 3% of the gross cash proceeds from sales of real estate comprising the Summerlin Business Unit during All Computation Periods (except in connection with the allocation of the Fair Market Value of any Assets among the Company and the Holders in which case such amount shall be determined as provided in Section 2.07(d)), reduced by all amounts taken into account in Section 2.06(e)(ii)(D) in all Prior Computation Periods plus (ii) to the extent that all or any portion of the amount obtained under clause (i) is not taken into account in Section 2.06(e)(ii)(D) on the Calculation Date for the Computation Period during which such gross cash proceeds were actually received by the Company or any of its Subsidiaries, a cumulative 7.5% per annum, compounded semi-annually, return on such amount from the Calculation Date for the Computation Period during which such gross cash proceeds were so received until the Calculation Date for the Computation Period in which such amount is taken into account in Section 2.06(e)(ii)(D).

     "Summerlin Commercial" means that portion of Summerlin identified as such on Exhibit I and all improvements thereon (except as noted on such Exhibit).

     "Summerlin North" means that portion of Summerlin identified as being owned by HHPLP on Exhibit J and all improvements thereon and the available land component of Summerlin Commercial (as designated on Exhibit I).

     "Tax Adjustment" means, with respect to any Business Unit for any taxable year, the sum of (i) the product of (A) Business Unit Income or Loss for such Business Unit for such taxable year times (B) the Applicable Tax Rate plus (ii) the State and Local Tax Adjustment for such Business Unit for such taxable year; provided, however, that the Tax Adjustment shall not be a negative number.

     "Termination Date" has the meaning specified in Section 4.03(a).

     "THC" has the meaning specified in the Preliminary Statements of this Agreement.

     "Transfer" means, with respect to any Assets, any sale, Lien, pledge, assignment or other disposition of such Assets, and such term, when used as a verb, shall have correlative meanings.

     "Treasury Shares" means shares of Rouse Common Stock held in the treasury of the Company or any shares of authorized and unissued Rouse Common Stock treated as treasury shares for purposes of listing on the New York Stock Exchange by virtue of having been reacquired by the Company and restored to the status of authorized but unissued shares.

     "Valuation Date" means (i) with respect to the General Business Unit and the portion of the Summerlin Business Unit comprised of Summerlin North, December 31, 2000, (ii) with respect to the Howard Hughes Center Business Unit and the Playa Vista Business Unit, December 31, 2005 and (iii) with respect to the remaining Assets comprising the Summerlin Business Unit, December 31, 2009.

     "Valuation Distribution Date" means, with respect to any Business Unit, the date on which any of the Contingent Shares required to be delivered by the Company to the Holders in connection with the Valuation Date for such Business Unit are actually delivered by the Company to the Holders.

     "Valuation Distribution Share Value" means, as of any date (the "computation date"), the average of the closing per share sales prices of Rouse Common Stock during the twenty trading days consisting of the five consecutive trading days ending on the last day of each of the four calendar months immediately preceding the calendar month in which the computation date falls, in each case, on the Composite Tape of the New York Stock Exchange or, if shares of Rouse Common Stock are not then listed on the New York Stock Exchange, on the principal United States securities exchange registered under the Exchange Act on which shares of Rouse Common Stock are then listed or, if shares of Rouse Common Stock are not then listed on any such stock exchange, the average of the average closing bid and ask quotations with respect to a share of Rouse Common Stock during the twenty trading days consisting of the five consecutive trading days ending on the last day of each of the four calendar months immediately preceding the calendar month in which the computation date falls, in each case, on the NASDAQ or any successor system then in use or, if no such quotations are then available, the average of the bid and asked prices with respect to a share of Rouse Common Stock for such trading days, as furnished by a member of the New York Stock Exchange regularly making a market in the Rouse Common Stock selected by the Rouse Board, or, if no such member firm is then making a market in Rouse Common Stock, the fair market value on the computation date of a share of Rouse Common Stock as determined in good faith by a majority of the members of the Rouse Board after consultation with an independent financial advisor of recognized national standing.

     Section 1.02. Interpretation. In this Agreement, unless a clear contrary intention appears:

     (a) the words "hereof," "herein" and "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement;

     (b) reference to any gender includes each other gender and the neuter;

     (c) all terms defined in the singular shall have the same meanings in the plural and vice versa;

     (d) reference to any Person includes such Person's heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (d) is intended to authorize any assignment not otherwise permitted by this Agreement;

     (e) reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

     (f) reference to any Contract means such Contract as amended, supplemented or modified from time to time in accordance with the terms thereof;

     (g) all references to Articles, Sections, Schedules and Exhibits shall be deemed to be references to the Articles and Sections of this Agreement and the Schedules and Exhibits attached hereto which are made a part hereof;

     (h) the word "including" (and with correlative meaning "include") means including, without limiting the generality of any description preceding such term;

     (i) with respect to the determination of any period of time, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding";

     (j) the captions and headings contained in this Agreement shall not be considered or given any effect in construing the provisions hereof if any question of intent should arise;

     (k) reference to any Law or any Governmental Approval means such Law or Governmental Approval as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time;

     (l) accounting terms used but not defined herein shall be construed in accordance with GAAP, and whenever the character or amount of any Asset, Liability or item of income or expense is required to be determined, or any consolidation or accounting computation is required to be made, such determination or computation shall be made in accordance with GAAP;

     (m) all computations and calculations to be made hereunder in accordance with GAAP shall be made by utilizing such allocations, conventions and methods as are consistent with GAAP and have been utilized by the Company prior to the date hereof or which may be subsequently adopted by the Company in accordance with GAAP except as otherwise provided herein;

     (n) the word "knowledge", when used in any representation, covenant or warranty of the Company contained herein, means the actual knowledge of any officer, director, key employee, division head or similar Person of the Company or any of its Subsidiaries;

     (o) where any provision of this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person; and

     (p) no provision of this Agreement shall be interpreted or construed against any Person solely because that Person or its legal representative drafted such provision.

                                   ARTICLE II

                                CONTINGENT SHARES

     Section 2.01. General. As part of the consideration to be received by the Holders in connection with the Merger, the Company shall deliver the Contingent Shares to the Holders (and, if required pursuant to Section 2.08(k), the Representatives) in the amounts and at the times set forth in this Agreement. At the time they are delivered, the Contingent Shares shall be (i) freely tradable shares (other than as a result of the actions, or based upon the status, of the holder thereof) which are registered with the SEC under the Securities Act of 1933, (ii) listed on the New York Stock Exchange, the American Stock Exchange or NASDAQ and (iii) duly authorized, legally and validly issued, fully paid and nonassessable and free of preemptive rights.

     Section 2.02. Business Unit Accounts. The Company shall establish and maintain a separate account on its financial books and records with respect to each Business Unit (collectively, the "Business Unit Accounts"). The initial balance of each Business Unit Account shall be zero. Adjustments to the Business Unit Accounts shall be made as of each Calculation Date in accordance with the following provisions of this Article II.

     Section 2.03. Value Index for the General Business Unit Account. As of each Calculation Date, the Business Unit Account maintained with respect to the General Business Unit (the "General Business Unit Account") shall be credited with an amount equal to the sum of the following:

     (a) an amount equal to 50% of Excess Cash Flow of the General Business Unit for the applicable Computation Period until the aggregate credits to the General Business Unit Account under this clause (a) for All Computation Periods equal a cumulative 7.5% per annum, compounded semi-annually, amount calculated on the Adjusted Net Equity Balance of the General Business Account as of the beginning of each Prior Computation Period;

     (b) an amount equal to 50% of (i) Excess Cash Flow for the General Business Unit for the applicable Computation Period minus (ii) 200% of the credits to the General Business Unit Account under clause (a) above for such Computation Period, until the aggregate credits to the General Business Unit Account under this clause (b) for All Computation Periods equal 50% of the Initial Net Equity of the General Business Unit Account; and

     (c) an amount equal to 50% of (i) Excess Cash Flow for the General Business Unit for the applicable Computation Period minus (ii) the sum of (A) 200% of the credits to the General Business Unit Account under clauses (a) and (b) above for such Computation Period plus (B) the General Business Unit Reduction Amount as of such Calculation Date.

     Section 2.04. Value Index for the Howard Hughes Center Business Unit Account. As of each Calculation Date, the Business Unit Account maintained with respect to the Howard Hughes Center Business Unit (the "Howard Hughes Center Business Unit Account") shall be credited with an amount equal to 80% of (a) Excess Cash Flow for the Howard Hughes Center Business Unit for the applicable Computation Period minus (b) the sum of (i) the Howard Hughes Center Management Costs plus (ii) to the extent not taken into account under this clause (ii) in any Prior Computation Period, an amount equal to a cumulative 15% per annum, compounded semi-annually, return on the Howard Hughes Center Management Costs from the last day of the Computation Period during which such costs were actually paid by the Company or any of its Subsidiaries until the Calculation Date for the Computation Period in which such amount is taken into account under this clause (ii); provided, however, that on each Calculation Date, the credit that would otherwise be made to the Howard Hughes Center Business Unit Account on such Calculation Date shall be reduced by (A) the aggregate of all amounts paid by the Company or any of its Subsidiaries to Tooley & Company pursuant to that certain Managing Developer Agreement dated August 15, 1993 between Tooley & Company and HHPLP during All Computation Periods minus (B) the aggregate of all such amounts taken into account pursuant to this Section 2.04 in all Prior Computation Periods.

     Section 2.05. Value Index for the Playa Vista Business Unit Account. As of each Calculation Date, the Business Unit Account maintained with respect to the Playa Vista Business Unit (the "Playa Vista Business Unit Account") shall be credited with an amount equal to the sum of the following:

     (a) an amount equal to 90% of (i) Excess Cash Flow of the Playa Vista Business Unit for the applicable Computation Period minus (ii) the sum of (A) the Playa Vista Management Costs plus (B) the Playa Vista Management Costs Return until the aggregate credits to the Playa Vista Business Unit Account under this clause (a) for All Computation Periods equal a cumulative 7% per annum, compounded semi-annually, amount calculated on the Hughes Funding as of the beginning of each Prior Computation Period;

     (b) an amount equal to 90% of (i) Excess Cash Flow for the Playa Vista Business Unit for the applicable Computation Period minus (ii) the sum of (A) the Playa Vista Management Costs plus (B) the Playa Vista Management Costs Return taken into account under clause (a) above for the applicable Computation Period plus (C) 10/9ths of the credits to the Playa Vista Business Unit Account under clause (a) above for such Computation Period, until the aggregate credits to the Playa Vista Business Unit Account under this clause (b) for All Computation Periods equal the Hughes Funding;

     (c) an amount equal to 10% of (i) Excess Cash Flow for the Playa Vista Business Unit for the applicable Computation Period minus (ii) the sum of (A) the Playa Vista Management Costs plus (B) the Playa Vista Management Costs Return taken into account under clause (a) above for the applicable Computation Period plus (C) 10/9ths of the credits to the Playa Vista Business Unit Account under clauses (a) and (b) above for such Computation Period, until the aggregate credits to the Playa Vista Business Unit Account under this clause (c) for All Computation Periods equal a cumulative 7/9ths of 1% per annum, compounded semi-annually, amount calculated on the Rouse Funding as of the beginning of each Prior Computation Period;

     (d) an amount equal to 10% of (i) Excess Cash Flow for the Playa Vista Business Unit for the applicable Computation Period minus (ii) the sum of (A) the Playa Vista Management Costs plus (B) the Playa Vista Management Costs Return taken into account under clause (a) above for the applicable Computation Period plus (C) 10/9ths of the credits to the Playa Vista Business Unit Account under clauses (a) and (b) above for such Computation Period plus (D) 1,000% of the credits to the Playa Vista Business Unit Account under clause (c) above for such Computation Period, until the aggregate credits to the Playa Vista Business Unit Account under this clause (d) for All Computation Periods equal 1/9th of the Rouse Funding;

     (e) an amount equal to 75% of (i) Excess Cash Flow for the Playa Vista Business Unit for the applicable Computation Period minus (ii) the sum of (A) the Playa Vista Management Costs plus (B) the Playa Vista Management Costs Return taken into account under clause (a) above for the applicable Computation Period plus (C) 10/9ths of the credits to the Playa Vista Business Unit Account under clauses (a) and (b) above for such Computation Period plus (D) 1,000% of the credits to the Playa Vista Business Unit Account under clauses (c) and (d) above for such Computation Period, until the aggregate credits to the Playa Vista Business Unit Account under this clause (e) for All Computation Periods equal $25,000,000;

     (f) an amount equal to 25% of (i) Excess Cash Flow for the Playa Vista Business Unit for the applicable Computation Period minus (ii) the sum of (A) the Playa Vista Management Costs plus (B) the Playa Vista Management Costs Return taken into account under clause (a) above for the applicable Computation Period plus (C) 10/9ths of the credits to the Playa Vista Business Unit Account under clauses (a) and (b) above for such Computation Period plus (D) 1,000% of the credits to the Playa Vista Business Unit Account under clauses (c) and (d) above for such Computation Period plus (E) 4/3rds of the credits to the Playa Vista Business Unit Account under clause (e) above for such Computation Period, until the aggregate credits to the Playa Vista Business Unit Account under this clause (f) for All Computation Periods equal $8,333,333; and

     (g) an amount equal to 50% of (i) Excess Cash Flow for the Playa Vista Business Unit for the applicable Computation Period minus (ii) the sum of (A) the Playa Vista Management Costs plus (B) the Playa Vista Management Costs Return taken into account under clause (a) above for the applicable Computation Period plus (C) 10/9ths of the credits to the Playa Vista Business Unit Account under clauses (a) and (b) above for such Computation Period plus (D) 1,000% of the credits to the Playa Vista Business Unit Account under clauses (c) and (d) above for such Computation Period plus (E) 4/3rds of the credits to the Playa Vista Business Unit Account under clause (e) above for such Computation Period plus (F) 400% of the credits to the Playa Vista Business Unit Account under clause (f) above for such Computation Period.

     Section 2.06. Value Index for the Summerlin Business Unit Account. As of each Calculation Date, the Business Unit Account maintained with respect to the Summerlin Business Unit (the "Summerlin Business Unit Account") shall be credited with an amount equal to the sum of the following:

     (a) an amount equal to 50% of Excess Cash Flow of the Summerlin Business Unit for the applicable Computation Period until the aggregate credits to the Summerlin Business Unit Account under this clause (a) for All Computation Periods equal a cumulative 7.5% per annum, compounded semi-annually, amount calculated on the Adjusted Net Equity Balance of the Summerlin Business Unit Account as of the beginning of each Prior Computation Period;

     (b) an amount equal to 50% of (i) Excess Cash Flow for the Summerlin Business Unit for the applicable Computation Period minus (ii) 200% of the credits to the Summerlin Business Unit Account under clause (a) above for such Computation Period, until the aggregate credits to the Summerlin Business Unit Account under this clause (b) for All Computation Periods equal to 50% of the Initial Net Equity of the Summerlin Business Unit;

     (c) an amount equal to 75% of (i) Excess Cash Flow for the Summerlin Business Unit for the applicable Computation Period minus (ii) 200% of the credits to the Summerlin Business Unit Account under clauses (a) and (b) above for such Computation Period, until the aggregate credits to the Summerlin Business Unit Account under this clause (c) for All Computation Periods equal $40,000,000;

     (d) an amount equal to 25% of (i) Excess Cash Flow for the Summerlin Business Unit for the applicable Computation Period minus (ii) the sum of (A) 200% of the credits to the Summerlin Business Unit Account under clauses (a) and
(b) above for such Computation Period plus (B) 4/3rds of the credits to the Summerlin Business Unit Account under clause (c) above for such Computation Period, until the aggregate credits to the Summerlin Business Unit Account under this clause (d) for All Computation Periods equal $13,333,333; and

     (e) an amount equal to 50% of (i) Excess Cash Flow for the Summerlin Business Unit for the applicable Computation Period minus (ii) the sum of (A) 200% of the credits to the Summerlin Business Unit Account under clauses (a) and
(b) above for such Computation Period plus (B) 4/3rds of the credits to the Summerlin Business Unit Account under clause (c) above for such Computation Period plus (C) 400% of the credits to the Summerlin Business Unit Account under clause (d) above for such Computation Period plus (D) the Summerlin Business Unit Reduction Amount as of such Calculation Date.

     Section 2.07. Asset Appraisals and Holders' FMV Allocation. (a) The Fair Market Value of the Assets comprising each Business Unit or portion thereof shall be determined by appraisal as of the Valuation Date with respect to such Business Unit or portion thereof. If any of the Assets comprising any Business Unit are held indirectly by the Company or any Business Unit Entity through any other Person, the appraisal required under this Section 2.07 with respect to such Assets shall determine the Fair Market Value of such Assets as owned by such other Person, in which event the Fair Market Value of such Assets for purposes of computing the number of Contingent Shares to be delivered by the Company in connection with such Valuation Date shall be determined by multiplying such Fair Market Value by the percentage interest in the equity of such other Person owned by the Company or such Business Unit Entity, taking into account any preferential rights associated with any Equity Interest owned by any Person therein.

     (b) Within five days after the Valuation Date with respect to each Business Unit or portion thereof, the Representatives and the Company shall each appoint one appraiser for each item of Assets included in such Business Unit or portion thereof. The two appraisers so appointed shall, within five days after the second of them has been appointed, appoint a third appraiser and such appraisers shall constitute the "Appraisal Panel" with respect to such item of Assets. If the two appraisers appointed are unable to agree on the third appraiser within such five-day period, either the Representatives or the Company may apply to any court of competent jurisdiction for the appointment of a third appraiser. If either the Representatives or the Company fails to appoint an appraiser within five days after notice from the other that the recipient of such notice has failed to appoint an appraiser within the five-day period referred to above, the appraiser appointed by the other shall be deemed to constitute the Appraisal Panel. Each appraiser shall be a real estate and financial expert who is generally recognized as having current competence in the valuation of Assets similar to the Assets being appraised in the area(s) where such Assets are located. Each appraiser shall be independent and, as such, shall not be an Associate of the Company or any Holder (other than as a result of contractual relationships arising out of such appraisal or any prior appraisal pursuant to this Agreement). The fees and expenses of each Appraisal Panel shall be paid by the Company. Notwithstanding anything to the contrary set forth above, any appraiser may be appointed to appraise more than one item of Assets at any one time, or may be appointed repeatedly over time.

     (c) Each Appraisal Panel shall be instructed to determine, within 45 days of its appointment, the Fair Market Value of the Assets comprising the relevant Business Unit or portion thereof as of the relevant Valuation Date. If any Appraisal Panel consists of three appraisers, the Fair Market Value determination that shall differ the most from the second highest Fair Market Value determination of all three appraisers shall be excluded, the remaining two Fair Market Value determinations shall be averaged and such average shall constitute the determination of the Appraisal Panel. Each Appraisal Panel shall furnish the Company and the Representatives with a written report of its determination within the 45-day period referred to above, which report shall (i) be signed by each member of such Appraisal Panel and (ii) specify the amount determined by such Appraisal Panel to be the Fair Market Value of the relevant Assets as of the relevant Valuation Date. The determination of the Fair Market Value of such Assets by the Appraisal Panel shall be final and binding on the Parties.

     (d) Upon determining the Fair Market Value of the Assets comprising any Business Unit or portion thereof, the aggregate Fair Market Value of all of the Assets comprising such Business Unit or portion thereof shall be reduced by an amount equal to the amount of all accounts payable and other indebtedness properly reflected on the records and books of account of such Business Unit or portion thereof in accordance with the terms of this Agreement which have not been taken into account as an Expenditure in determining the Excess Cash Flow for any Computation Period for the applicable Business Unit Account of such Business Unit or portion thereof, excluding any such amounts which were taken into account in determining the Fair Market Value of any of such Assets (the "Adjusted Fair Market Value"). Upon determining the Adjusted Fair Market Value of any Business Unit or portion thereof, an amount equal to such Adjusted Fair Market Value shall be allocated between the Company and the Holders in the same manner that credits to the Business Unit Account for such Business Unit are calculated under Section 2.03, 2.04, 2.05 or 2.06 (as appropriate), as if such Adjusted Fair Market Value were the Excess Cash Flow upon which such calculations are to be made and taking into account all previous credits which have been made to such Business Unit Account based upon Excess Cash Flow for such Business Unit; provided, however, that (i) such allocations shall be determined without regard to any development or management fee otherwise payable to the Company or any of its Subsidiaries, other than any General Business Unit Reduction Amount or Summerlin Business Unit Reduction Amount (which for purposes of this paragraph (d) shall include 3% of the gross proceeds from sales of real estate comprising the applicable Business Unit prior to such Valuation Date irrespective of whether such proceeds have been received by the Company or any of its Subsidiaries) which represents amounts actually received by or owing to the Company or any of its Subsidiaries which have not been taken into account under Section 2.03(c)(ii)(B) or 2.06(e)(ii)(D), respectively, with regard to the sale, prior to the applicable Valuation Date, of any real estate which comprised the General Business Unit or the Summerlin Business Unit, and (ii) the amount determined to be allocable to the Holders as provided above shall be reduced by an amount equal to 50% of the fees and expenses of each Appraisal Panel which have been paid by the Company with respect to such Business Unit or portion thereof. As used herein, "Holders' FMV Allocation", when used with reference to the Assets comprising any Business Unit or portion thereof, means the portion of the Adjusted Fair Market Value of such Assets allocable to the account of the Holders pursuant to this paragraph (d).

     (e) For purposes of this Agreement, "Fair Market Value" means, with respect to any Asset, the most probable price in terms of money which such Asset would bring at a fair sale for its highest reasonable use, determined in a commercially reasonable manner, and where the title to such Asset will pass from the seller to the buyer with (i) each of the buyer and the seller acting prudently and knowledgeably, (ii) the price not being affected by any undue stimulus, (iii) neither the buyer nor seller being under compulsion to sell or buy such Asset, (iv) each of the buyer and the seller being typically motivated, well informed and advised and acting in what it considers to be its best interests, (v) a reasonable period of time being allowed for exposure of such Asset in the open market and (vi) the payment of the purchase price being made in cash. In determining the Fair Market Value of any Asset, there shall be taken into account, as appropriate, all Liabilities relating to such Asset to the extent that they are secured by a Lien on such Asset or would otherwise encumber such Asset in the hands of the buyer, and the appraisers shall assume that the Asset being appraised is to be sold in a commercially reasonable manner.

     Section 2.08. Delivery of Contingent Shares. (a) The Company shall be obligated to deliver Contingent Shares with respect to each Business Unit (i) following each Calculation Date (including the Valuation Date for such Business
Unit) as provided in paragraph (b) below and (ii) following the Valuation Date for such Business Unit or portion thereof as provided in paragraph (c) below.

     (b) The aggregate number of Contingent Shares to be delivered by the Company to the Holders with respect to all of the Business Units following each Calculation Date as contemplated by paragraph (a)(i) above shall be determined as of such Calculation Date and shall be a number (the "Computation Period Distribution Amount") equal to the product of (i) 0.992 times (ii) the sum of
(A) an amount equal to (x) the aggregate positive balances of the Business Unit Accounts as of such Calculation Date divided by (y) the Current Share Value as of such Calculation Date plus (B) an amount equal to (x) the Dividend Adjustment with respect to the number of Contingent Shares determined under clause (A) above divided by (y) the Current Share Value as of such Calculation Date. The Company shall unconditionally and irrevocably deliver to each Holder (or his designee), as soon as practicable and in any event within 60 days after each Calculation Date, that number of Contingent Shares determined by multiplying (1) the Computation Period Distribution Amount with respect to such Calculation Date by (2) such Holder's Percentage Interest.

     (c) The aggregate number of Contingent Shares to be delivered by the Company to the Holders with respect to any Business Unit or portion thereof as contemplated by paragraph (a)(ii) above shall be determined as follows:

               (i) In the event that the Company delivers all of the Contingent Shares contemplated by paragraph (a)(ii) above with respect to any Business Unit or portion thereof in one installment, the aggregate number of Contingent Shares to be delivered by the Company shall be determined as of the Valuation Distribution Date for such Business Unit or portion thereof and shall be a number equal to the product of
          (A) 0.992 times (B) the sum of:

                    (x) an amount equal to (1) the Holders' FMV Allocation with respect to such Assets divided by (2) the Valuation Distribution Share Value as of the Valuation Distribution Date for such Business Unit or portion thereof plus

                    (y) an amount equal to (1) the Dividend Adjustment with respect to the number of Contingent Shares determined under clause (x) above divided by (2) the Valuation Distribution Share Value as of such Valuation Distribution Date.

               The Company shall unconditionally and irrevocably deliver to each Holder (or his designee), as soon as practicable and in any event within 12 months after the applicable Valuation Date, that number of Contingent Shares determined by multiplying (a) the aggregate number of Contingent Shares being delivered by the Company on such Valuation Distribution Date under this clause (i) by (b) such Holder's Percentage Interest.

               (ii) In the event that the Company delivers the Contingent Shares contemplated by paragraph (a)(ii) above with respect to any Business Unit or portion thereof in more than one installment, on each Valuation Distribution Date for such Business Unit or portion thereof, the "Holders' FMV Allocation Amount" shall be calculated, being an amount equal to the product of:

                    (A) the aggregate number of Contingent Shares being delivered by the Company on such Valuation Distribution Date times

                    (B) the Valuation Distribution Share Value with respect to such Valuation Distribution Date times

                    (C) a fraction, the numerator of which is such Valuation Distribution Share Value and the denominator of which is the sum of
          (x) such Valuation Distribution Share Value plus (y) the Dividend Adjustment with respect to one share of Rouse Common Stock during the period commencing on the applicable Valuation Date to and including such Valuation Distribution Date times

                    (D) 0.992.

               The Company shall continue to deliver Contingent Shares to the Holders with respect to such Business Unit or portion thereof pursuant to this clause (ii) until such time as the sum of the Holders' FMV Allocation Amount with respect to each Valuation Distribution Date for such Business Unit or portion thereof equals the Holders' FMV Allocation with respect to such Business Unit or portion thereof. In connection with each such Valuation Distribution Date, the Company shall unconditionally and irrevocably deliver to each Holder (or his designee) a number of Contingent Shares equal to the product of (1) the aggregate number of Contingent Shares being delivered by the Company on such Valuation Distribution Date under this clause (ii) times (2) such Holder's Percentage Interest. The Company shall unconditionally and irrevocably deliver to each Holder (or his designee), as soon as practicable and in any event within 12 months after the applicable Valuation Date, all Contingent Shares required to be delivered under paragraph (a)(ii) above with respect to each Business Unit or portion thereof.

     (d) In the event that the Company fails to deliver Contingent Shares on or before the date on which the Company is obligated to deliver such Contingent Shares, the Company shall become obligated to deliver to each Holder that number of additional Contingent Shares which is equal to the quotient of (i) the return, calculated at the Applicable Federal Rate plus 5%, on an amount equal to
(A) the number of Contingent Shares
which should have been delivered to such Holder times (B) the Current Share Value utilized to determine the number of Contingent Shares to be delivered by the Company in connection with the applicable Calculation Date, such return to accrue on such amount for the period commencing on the day that such Contingent Shares were required to be delivered by the Company to such Holder and continuing thereafter until the Company delivers such Contingent Shares to such Holder or delivers Contingent Preferred Shares to such Holder in accordance with
Section 4.16 divided by (ii) the Current Share Value utilized to determine the number of Contingent Shares to be delivered by the Company in connection with the applicable Calculation Date.

     (e) If an Event of Default shall have occurred and be continuing (other than any Event of Default applicable under the circumstances described in paragraph (f) below), the Representatives may, by notice in writing delivered to the Company, (i) accelerate the Company's obligation to deliver Contingent Shares pursuant to paragraph (c) above or (ii) require the Company, in satisfaction of the Company's obligation to deliver Contingent Shares thereafter, to issue and deliver to the Holders an aggregate number of Contingent Preferred Shares (including fractional shares) determined by dividing
(A) the aggregate number of Contingent Shares which would otherwise be delivered to the Holders pursuant to paragraph (c) above by (B) the quotient of (x) $100 divided by (y) the Current Share Value as of the date of such notice. Upon receipt of such notice, the Company shall cause the appraisals described in
Section 2.07 to be initiated and completed as soon as practicable as of the Calculation Date for the most recent Computation Period ended on or before the date of such notice, and the Company shall unconditionally and irrevocably deliver such Contingent Shares or Contingent Preferred Shares, as applicable, as soon as practicable and in any event within 15 days after the completion of such appraisals.

     (f) If (i) but for the provisions of Section 7.05(b), an Event of Default described in clause (c) of the definition thereof would have occurred and be continuing with respect to any Business Unit Entity solely on account of the non-performance by the Company of any covenant contained in Section 4.10, 4.11,
4.12 or 4.13 as such covenant relates to such Business Unit Entity and (ii) in connection with such circumstances, (A) the Company shall have determined in good faith that it would neither be commercially reasonable nor in the best interests of the Company and the Holders for the Company to take, or cause to be taken, the actions necessary to avoid such non-performance and (B) the Company shall have given prior written notice of such non-performance to the Representatives confirming that the Company has made the determination described in subclause (A) and setting forth, in reasonable detail, the reasons therefor, then the Representatives may, by notice in writing delivered to the Company, (i) accelerate the Company's obligation to deliver Contingent Shares pursuant to paragraph (c) above with respect to the Assets comprising the Business Unit to which such non-performance relates or (ii) require the Company, in satisfaction of the Company's obligation to deliver Contingent Shares thereafter with respect to the Assets comprising the Business Unit to which such non-performance relates, to issue and deliver to the Holders an aggregate number of Contingent Preferred Shares (including fractional shares) determined by dividing (A) the aggregate number of Contingent Shares which would otherwise be delivered to the Holders pursuant to paragraph (c) above by (B) the quotient of (x) $100 divided by (y) the Current Share Value as of the date of such notice. Upon receipt of such notice, the Company shall cause the appraisals described in Section 2.07 to be initiated and completed with respect to such Assets as soon as practicable as of the Calculation Date for the most recent Computation Period ended on or before the date of such notice, and the Company shall unconditionally and irrevocably deliver such Contingent Shares or Contingent Preferred Shares, as applicable, as soon as practicable and in any event within 15 days after the completion of such appraisals; provided, however, that in connection with any appraisal conducted pursuant to this paragraph (f), the Appraisal Panel shall be instructed to determine the Fair Market Value of the relevant Assets as if no Person is required to make any additional contribution to the capital of, or investment in, or loan or advance in respect of, such Assets.

     (g) If any foreclosure on, or the exercise of any similar remedy with respect to, any of the Assets comprising any Business Unit shall occur or (i) an Event of Default described in clause (e), (f), (g), (h), (i) or (j) of the definition thereof shall have occurred and be continuing with respect to any Business Unit Entity other than HHPLP, as if such clauses applied to each such Business Unit Entity instead of the Company and HHPLP and (ii) if, in connection with such Event of Default, (A) the Company shall have determined in good faith that it would neither be commercially reasonable nor in the best interests of the Company and the Holders for the Company to take, or cause to be taken, the actions necessary to avoid such Event of Default and (B) the Company shall have given prior written notice of such Event of Default to the Representatives confirming that the Company has made the determination described in subclause
(A) and setting forth, in reasonable detail, the reasons therefor, then in any such event the Representatives may, by notice in writing delivered to the Company, (i) accelerate the Company's obligation to deliver Contingent Shares pursuant to paragraph (c) above with respect to any Assets comprising any Business Unit which are owned by such Business Unit Entity or (ii) require the Company, in satisfaction of the Company's obligation to deliver Contingent Shares thereafter with respect to any Assets comprising any Business Unit which are owned by such Business Unit Entity, to issue and deliver to the Holders an aggregate number of Contingent Preferred Shares (including fractional shares) determined by dividing (A) the aggregate number of Contingent Shares which would otherwise be delivered to the Holders pursuant to paragraph (c) above by (B) the quotient of (x) $100 divided by (y) the Current Share Value as of the date of such notice. Upon receipt of such notice, the Company shall cause the appraisals described in Section 2.07 to be initiated and completed with respect to such Assets as soon as practicable as of the Calculation Date for the most recent Computation Period ended on or before the date of such notice, and the Company shall unconditionally and irrevocably deliver such Contingent Shares or Contingent Preferred Shares, as applicable, as soon as practicable and in any event within 15 days after the completion of such appraisals; provided, however, that in connection with any appraisal conducted pursuant to this paragraph (g), the Appraisal Panel shall be instructed to determine the Fair Market Value of the relevant Assets as if no Person is required to make any additional contribution to the capital of, or investment in, or loan or advance in respect of, such Assets.

     (h) Except as otherwise required by applicable tax Laws, in connection with each delivery of Contingent Shares or Contingent Preferred Shares pursuant to this Agreement, the Contingent Stock Distribution Value of each Holder shall be discounted to the effective date hereof at the Contingent Stock Distribution Discount Rate to determine the amount of contingent stock distribution principal (the "Contingent Stock Distribution Principal") and the amount of Contingent Stock Distribution Interest. Contingent Stock Distribution Interest shall be treated by the Company and each Holder as interest for federal income tax purposes.

     (i) All Contingent Shares to be delivered hereunder shall be newly-issued shares of Rouse Common Stock or, at the election of the Company, Treasury Shares; provided, however, that (i) in the event the Company is precluded or otherwise unable, for any reason, to deliver newly-issued shares of Rouse Common Stock to the Holders, the Company shall deliver or cause to be delivered Treasury Shares to the Holders and (ii) in the event the Company is precluded or otherwise unable, for any reason, to deliver Treasury Shares to the Holders, the Company shall deliver or cause to be delivered newly-issued shares of Rouse Common Stock to the Holders.

     (j) Notwithstanding anything to the contrary contained herein, at any time at which the Company is obligated to deliver Contingent Shares to the Holders pursuant to the terms of this Agreement, the Company shall not deliver any fractional shares of Rouse Common Stock to any Holder and, in lieu of delivering such fractional shares, the following provisions shall apply:

               (i) with respect to any fractional shares which would have otherwise been delivered by the Company to a Holder based upon Excess Cash Flow:

                    (A) if the last Calculation Date with respect to any Business Unit shall not have occurred, on the next succeeding Calculation Date the Company shall deliver to such Holder a number of Contingent Shares equal to the sum of (x) such number of fractional shares plus (y) the number of Contingent Shares which the Company is obligated to deliver to such Holder based upon Excess Cash Flow for the Computation Period ending on such succeeding Calculation Date plus
          (z) a number of Contingent Shares equal to (1) the Dividend Adjustment with respect to a share of Rouse Common Stock during the period commencing on the Calculation Date on which such fractional shares would have otherwise been delivered and ending on the date on which the Contingent Shares to be delivered by the Company in connection with such succeeding Calculation Date are actually delivered to the Holders multiplied by (2) the number of such fractional shares divided by (3) the Current Share Value utilized in determining the number of Contingent Shares to be delivered by the Company in connection with such succeeding Calculation Date; and

                    (B) if no Calculation Date with respect to any Business Unit or portion thereof will occur after such Calculation Date, the Company shall pay such Holder an amount in cash equal to such fractional shares times the Current Share Value utilized in determining the number of Contingent Shares to be delivered by the Company in connection with such Calculation Date; and

               (ii) with respect to any fractional shares which would otherwise have been delivered by the Company to the Holders in connection with any Valuation Date, the Company shall pay each Holder an amount in cash equal to (A) the number of fractional shares which would have otherwise been delivered by the Company to such Holder in connection with such Valuation Date times (B) the Valuation Distribution Share Value utilized in determining the number of Contingent Shares to be delivered by the Company to the Holders in connection with such Valuation Date.

     (k) Notwithstanding anything to the contrary contained in this Agreement, in the event that the Company receives a Representatives' Diversion Notice in accordance with the provisions of Section 5.10(b), the Company shall, in lieu of delivering the number of Contingent Shares described in such Representatives' Diversion Notice to the Holders, deliver such Contingent Shares to the Representatives, in which event the number of Contingent Shares otherwise deliverable to the Holders shall be appropriately reduced pro rata in accordance with their respective Percentage Interests.

     Section 2.09. Debits to the Business Unit Accounts. Upon the delivery by the Company to the Holders of all Contingent Shares required to be delivered in connection with any Calculation Date, the Business Unit Account with respect to which such Contingent Shares were delivered shall be debited by an amount equal to the product of (i) the sum of the number of Contingent Shares so delivered by the Company plus the aggregate number of fractional shares which were not delivered to the Holders in accordance with the provisions of Section 2.08(j) times (ii) the Current Share Value utilized in determining the number of Contingent Shares delivered times (iii) 1.008.

     Section 2.10. Tax Adjustments. (a) The Company shall compute the pro forma taxable income or loss for each Business Unit ("Business Unit Income or Loss") for each taxable year, utilizing the method of tax accounting and, to the extent applicable, the elections employed in the preparation of the consolidated federal income tax return of the group of corporations of which the Company is the common parent (the "Company Consolidated Group") for such taxable year. Notwithstanding the form of ownership of a Business Unit, such computation shall be made as though each Business Unit was a separate corporation filing a separate return of taxable income which was taxed at the Applicable Tax Rate, as determined with respect to such Business Unit. The Business Unit Income or Loss for each Business Unit shall be computed utilizing the actual items of income, gain, loss and deduction attributable to the Assets, Liabilities and operations of such Business Unit; provided, however, that in making such computation, the State and Local Tax Adjustment shall be taken as a deduction.

     (b) If such calculation results in a Business Unit Income or Loss which is a loss for such taxable year, the Tax Adjustment for such year shall be zero and such loss shall be carried forward and treated as an item of deduction that will reduce any calculation of Business Unit Income or Loss of such Business Unit which results in income in any future period in accordance with the principles of Section 172(b) of the Code and the regulations promulgated thereunder. No unutilized Business Unit Income or Loss which is a loss will be carried back to any prior taxable year.

     (c) The Company shall estimate the Business Unit Income or Loss of each Business Unit for each Computation Period and, based upon such estimates, shall compute the estimated Tax Adjustment for such Computation Period for each Business Unit (the "Computation Period Tax Adjustment"). In the event and to the extent that the Tax Adjustment with respect to any Business Unit for the calendar year is different than the aggregate Computation Period Tax Adjustments for such Business Unit for such year, such difference shall be added to, or subtracted from, the next succeeding Computation Period Tax Adjustment for such Business Unit until fully accounted for.

     (d) The Business Unit Income or Loss and the Computation Period Tax Adjustments for each Business Unit for each Computation Period shall be determined by the Company within 20 days following the end of such Computation Period.

     (e) The Business Unit Income or Loss and the Computation Period Tax Adjustments for each Business Unit for each taxable year shall be reviewed and reported on by KPMG Peat Marwick LLP (or other independent certified public accountants satisfactory to the Representatives) within 90 days following the end of such taxable year. Such report shall be submitted to the Review Committee for its approval within 90 days following the end of such taxable year and, once approved, shall (except for adjustments contemplated by this Section 2.10) be final, binding and conclusive for purposes of the determinations to be made pursuant hereto.

     (f) The Company shall furnish to the Representatives all information and documentation necessary or useful in the computation of each Computation Period Tax Adjustment and the Tax Adjustment. The Company shall permit the Representatives, or their designated representatives, to have full access, at any reasonable time and from time to time during the term of this Agreement and for a period of five years thereafter, to all relevant tax returns and supporting papers of the Company Consolidated Group and their Affiliates, wherever located, and shall furnish, and request that the independent accountants of the Company Consolidated Group furnish, to the Representatives, such additional tax and other information and documents in the possession of such Persons with respect to the Company Consolidated Group and the computation of each Computation Period Tax Adjustment and the Tax Adjustment as the Representatives may from time to time reasonably request.

     Section 2.11. Company Loans. The Company may, at its option, make loans and advances to any Business Unit Entity for the account of any Business Unit from time to time for the sole purpose of providing working capital and other funds for use in connection with such Business Unit as contemplated by this Agreement (each a "Company Loan"); provided, however, that prior to making any Company Loan, the Company shall pay or cause to be paid in cash any payable owed to such Business Unit by the Company or any Affiliate of the Company, irrespective of whether the same are due and payable. To the extent that any Business Unit requires funds for such purposes, the Company may, at its option, (a) cause the applicable Business Unit Entity to borrow such funds for the account of such Business Unit from a financial institution on commercially reasonable terms or
(b) make a Company Loan to such Business Unit Entity for the account of such Business Unit. The interest rate applicable to each Company Loan shall be no greater than the interest rate that would be charged to the relevant Business Unit Entity for a comparable loan made to such Business Unit Entity in an arms'-length transaction with a Person that is not an Associate of the Company; provided, however, that if such Business Unit Entity could not reasonably be expected to obtain such funds through a borrowing from a financial institution at a per annum interest rate of less than 15%, then such Company Loan shall accrue interest at the rate of 15% per annum.

     Section 2.12. Advances. In the event that (a) any Business Unit has insufficient funds for working capital purposes, (b) the Company is not obligated to make a Revolving Credit Loan to the applicable Business Unit Entity pursuant to Section 4.03(b), (c) third party financing to fund such working capital requirements is unavailable to such Business Unit Entity and (d) the Company elects not to make a Company Loan to such Business Unit Entity for the account of such Business Unit, such Business Unit Entity or any other Business Unit Entity may, with the unanimous consent of the Review Committee, loan funds to such Business Unit from any other Business Unit (each such loan, an "Advance"); provided, however, that prior to any Advance being made to such Business Unit, the Company shall pay or cause to be paid in cash any payable owed to such Business Unit by the Company or any Affiliate of the Company, irrespective of whether the same are due and payable. Advances shall not bear any interest and shall be repaid by the recipient Business Unit to the Business Unit making such Advance on each Calculation Date thereafter, to the extent that the Excess Cash Flow of such Business Unit as of such Calculation Date exceeds its working capital requirements after giving effect to any payments required to be made to the Company pursuant to Section 4.03(c).

     Section 2.13. Underfunding of Employee Benefit Plans. Notwithstanding anything to the contrary contained in this Agreement, in the event that (a) the termination of the qualified defined benefit plan currently maintained by THC results in any costs or benefit payments (other than taxes) paid or to be paid or incurred by THC or any of its Subsidiaries as the result of such termination (after all costs that may be paid by such plan are paid by the plan) which are in excess of the reversion amount (before taxes), if any, of such plan on the date of its liquidation (the amount of such costs or benefit payments together with interest accruing thereon at the rate of 5% from the date such costs are incurred or benefit payments made until the date such benefit costs or payments are deducted as set forth below being referred to as the "Underfunded Amount") and (b) the Business Unit Accounts have an aggregate positive balance as of any Calculation Date ending after the final determination of such Underfunded Amount, then the aggregate positive balances of the Business Unit Accounts shall be reduced, prior to calculating the aggregate number of Contingent Shares to be delivered by the Company to the Holders pursuant to Section 2.08(b), by an amount equal to the lesser of (i) the aggregate positive balances of the Business Unit Accounts as of such Calculation Date and (ii) the amount of such Underfunded Amount which has not previously been utilized to reduce the aggregate positive balances of the Business Unit Accounts; provided, however, that in no event shall the aggregate amount of such reduction to the aggregate positive balances of the Business Unit Accounts exceed the amount of such Underfunded Amount. The Representatives shall be entitled to participate in all material decisions related to the termination of such Pension Plan, including the bidding and selection of any annuities purchased to fund the obligations of such Pension Plan, and Rouse shall keep the Representatives fully informed of the status and details of all actions taken or proposed to be taken in connection therewith.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to each Holder and each Representative that:

     (a) the Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland and has all requisite corporate power and authority to own, lease and operate its Assets, to carry on its business as it is now being conducted and proposed to be conducted and to execute and deliver this Agreement and consummate the transactions contemplated hereby;

     (b) each Subsidiary of the Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its Assets and to carry on its business as it is now being conducted and proposed to be conducted, except where the failure to be so organized, qualified and in good standing, alone or together with all such other failures, could not reasonably be expected to have a Material Adverse Effect;

     (c) the Company and each of its Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which its Assets or the nature of the business conducted by it makes such qualification necessary and where failure to so qualify would have a Material Adverse Effect;

     (d) the execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Rouse Board and no other corporate proceedings or approvals on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby;

     (e) this Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by applicable Debtor Relief Laws and general equitable principles;

     (f) except as provided herein, no Governmental Approvals and no notifications, filings or registrations to or with any Governmental Authority or any other Person is or will be necessary for the valid execution and delivery by the Company of this Agreement or the consummation of the transactions contemplated hereby, or the enforceability hereof, other than those which have been obtained or made and are in full force and effect and those which if not made or obtained, as the case may be, would not, individually or in the aggregate, have a Material Adverse Effect;

     (g) the execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and shall not, by the lapse of time, the giving of notice or otherwise, (i) constitute a breach or violation of, or default under, any Law, any provision contained in the charter, bylaws or similar governing instruments of the Company or any of its Subsidiaries or any provision contained in any Governmental Approval or writ, injunction, order, judgment or decree of any Governmental Authority or any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective Assets is bound or affected, which breach, violation or default, alone or together with all other such breaches, violations and defaults, could reasonably be expected to have a Material

Adverse Effect or (ii) result in or require the creation of any Lien upon any of the Assets comprising any Business Unit;

     (h) each share of Rouse Common Stock delivered pursuant to this Agreement will, at the time of its delivery, be (i) freely tradable (other than as a result of the actions, or based upon the status, of the holder thereof) and registered with the SEC under the Securities Act, (ii) listed on the New York Stock Exchange, the American Stock Exchange or NASDAQ and (iii) duly authorized, legally and validly issued, fully paid and nonassessable and free of preemptive rights;

     (i) each share of Rouse Preferred Stock delivered pursuant to this Agreement will, at the time of its delivery, (i) be duly authorized, legally and validly issued, fully paid and nonassessable and free of preemptive rights and
(ii) have the rights, preferences and privileges set forth in the Articles Supplementary to the Charter of the Company attached hereto as Exhibit A which have been duly adopted by the Company and filed with the Maryland State Department of Assessments and Taxation;

     (j) the Company has heretofore filed with the SEC a registration statement on Form S-4 (No-333-01693) (the "Registration Statement"), covering the shares of Rouse Common Stock issuable pursuant to the Merger Agreement and the shares of Rouse Common Stock and Rouse Preferred Stock issuable pursuant to this Agreement;

     (k) the Registration Statement has become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness has been issued and is in effect and no proceedings for that purpose have been instituted by the SEC or any other Governmental Authority;

     (l) the securities covered by the Registration Statement have been registered or qualified under all blue sky and other securities Laws necessary to enable the Holders to consummate the disposition of such securities by the Holders;

     (m) the Company has reserved, free from preemptive rights, out of its authorized but unissued shares of Rouse Common Stock or Treasury Shares, such number of shares of Rouse Common Stock as shall be issuable pursuant to this Agreement, such reservation being solely for the issuance of Contingent Shares pursuant to this Agreement;

     (n) the Company has reserved, free from preemptive rights, out of its authorized but unissued shares of Rouse Preferred Stock, such number of shares of Rouse Preferred Stock as shall be issuable pursuant to this Agreement, such reservation being solely for the issuance of Contingent Preferred Shares pursuant to this Agreement;

     (o) there are no Claims pending or, to the knowledge of the Company, threatened, and the Company has no knowledge of the basis for any Claim, which, either alone or in the aggregate, (i) seeks to restrain or enjoin the execution and delivery of this Agreement or the consummation of any of the transactions contemplated hereby or the performance of any obligation of the Company or any Business Unit Entity or (ii) could reasonably be expected to have a Material Adverse Effect;

     (p) there are no judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a Governmental Authority or by an arbitrator) against the Company or any of its Subsidiaries which prohibit or restrict or could reasonably be expected to have a material adverse effect on
(i) the Company's ability to perform its obligations under this Agreement, (ii) the value, condition or marketability of any Assets comprising any Business Unit, (iii) the validity, legality or enforceability of this Agreement, (iv) the ability of any Holder to exercise or enforce any of its rights, powers or remedies under this Agreement or (v) the ability of any Representative or any member of the Review Committee to perform any of his duties or obligations, or to exercise or enforce any of his rights, powers or remedies, under this Agreement;

     (q) none of the factual information hereafter furnished by the Company or any Business Entity to the Review Committee, the Representatives or the Holders for purposes of or in connection with this

Agreement or any transaction contemplated hereby will be intentionally untrue, incorrect, incomplete or misleading in any respect as of the date as of which such information is dated or certified; and

     (r) the Company has no knowledge of any fact, circumstance, happening, occurrence, event or any other matter which, alone or in the aggregate, could reasonably be expected to have a material adverse effect on (i) the Company's ability to perform its obligations under this Agreement, (ii) the validity, legality or enforceability of this Agreement, (iii) the ability of any Holder to exercise or enforce any of its rights, powers or remedies under this Agreement or (iv) the ability of any Representative or any member of the Review Committee to perform any of his duties or obligations, or to exercise or enforce any of his rights, powers or remedies, under this Agreement.

     Each of the foregoing representations and warranties is made only as of the date hereof, except that the representations and warranties contained in clauses
(g), (h), (i), (q) and (r) shall also apply prospectively as contemplated thereby.

                                   ARTICLE IV

                                CERTAIN COVENANTS

     Section 4.01. Information. The Company shall furnish to the Review Committee and the Representatives all of the following:

     (a) as soon as available (and in any event not later than 60 days) after the end of each Computation Period, a report prepared and certified by an Authorized Officer with respect to each Business Unit, prepared as of the last day of such Computation Period, setting forth the amount and purpose of each Reserve established and/or maintained by the Company or any Business Unit Entity with respect to any of the Business Units, accompanied by a certificate of such Authorized Officer stating (i) that all such Reserves comply with and satisfy the definition of "Reserve" contained in this Agreement and (ii) that the signer has reviewed this Agreement and has made, or caused to be made under his supervision, a review of the transactions of the Company and each Business Unit Entity relating to such Computation Period and that such review did not disclose the existence during or at the end of such Computation Period of any Event of Default or, if any Event of Default exists, specifying the nature and period of existence thereof and what action the Company or such Business Unit Entity has taken, is taking or proposes to take with respect thereto;

     (b) as soon as available (and in any event not later than 60 days) after the end of each Computation Period, a report prepared and certified by an Authorized Officer with respect to each Business Unit, prepared as of the last day of such Computation Period (i) specifying (A) any and all Receipts received by the Company, any Business Unit Entity or any of their respective Subsidiaries during such Computation Period with respect to such Business Unit and the aggregate amount of any and all Receipts received by the Company, any Business Unit Entity or any of their respective Subsidiaries during the period from the effective date hereof to and including the last day of such Computation Period with respect to such Business Unit, (B) any and all Expenditures incurred by the Company, any Business Unit Entity or any of their respective Subsidiaries during such Computation Period with respect to such Business Unit and the aggregate amount of any and all Expenditures incurred by the Company, any Business Unit Entity or any of their respective Subsidiaries during the period from the effective date hereof to and including the last day of such Computation Period with respect to such Business Unit and (C) the amount of Excess Cash Flow with respect to such Business Unit as of the last day of such Computation Period and the aggregate amount of Excess Cash Flow during the period from the effective date hereof to and including the last day of such Computation Period with respect to such Business Unit and (ii) showing in reasonable detail the manner in which such amounts were calculated;

     (c) as soon as available (and in any event not later than 60 days) after the end of each Computation Period (except the last Computation Period of any calendar year), an operating statement with respect to each Business Unit for such Computation Period and the portion of the calendar year then ended, together with a certificate of an Authorized Officer stating that such operating statement has been prepared (i) in accordance with GAAP (except that such operating statement need not include footnotes as required by GAAP) and (ii) using such allocations, conventions and methods as are consistent with GAAP and have been consistently utilized by the Company or the applicable Business Unit Entity with respect to such Business Unit;

     (d) as soon as available (and in any event not later than 120 days) after the end of each calendar year, an operating statement with respect to each Business Unit for such calendar year, together with a certificate of an Authorized Officer stating that such operating statement has been prepared (i) in accordance with GAAP (except that such operating statement need not include footnotes as required by GAAP) and (ii) using such allocations, conventions and methods as are consistent with GAAP and have been consistently utilized by the Company or the applicable Business Unit Entity with respect to such Business Unit;

     (e) promptly upon the Company or any Business Unit Entity obtaining knowledge thereof, written notice of the existence of any Event of Default specifying the nature and period of existence thereof and what action the Company or such Business Unit Entity has taken, is taking or proposes to take with respect thereto;

     (f) promptly upon any officer or director of the Company, of any Business Unit Entity or of any of their respective Subsidiaries obtaining knowledge thereof, notice of (i) any violation of, noncompliance with or remedial obligations under any Governmental Approval or Environmental Law involving or directly affecting any of the Assets comprising any Business Unit, (ii) any Release or threatened Release involving or directly affecting in any material respect any of the Assets comprising any Business Unit and (iii) the amendment or revocation of any Governmental Approval with respect to any of the Assets comprising any Business Unit that, in any such case referred to in this paragraph (f), could reasonably be expected to have a Material Adverse Effect;

     (g) promptly upon receipt thereof by any officer or director of the Company, of any Business Unit Entity or of any of their respective Subsidiaries, and in any event within ten days after such receipt, a copy of (i) any notice or Claim involving or directly affecting any of the Business Units or any of the Assets comprising any Business Unit to the effect that the Company, any Business Unit Entity, any of their respective Subsidiaries or any other Person is or may be liable to any Person as a result of the Release by the Company, any Business Unit Entity, any of their respective Subsidiaries or any other Person of any Hazardous Material into the environment and (ii) any notice involving or directly affecting any of the Business Units or any of the Assets comprising any Business Unit alleging any violation of any Governmental Approval or Environmental Law by the Company, any Business Unit Entity, any of their respective Subsidiaries or any other Person, which, in any case referred to in this paragraph (g), could reasonably be expected to have a Material Adverse Effect;

     (h) promptly upon any officer or director of the Company, of any Business Unit Entity or of any of their respective Subsidiaries obtaining knowledge thereof, and in any event within ten days thereafter, written notice of the institution of, or threat of, any Claim or any other matter involving or directly affecting any of the Business Units or any of the Assets comprising any Business Unit that could reasonably be expected to have a Material Adverse Effect and that has not previously been disclosed in writing to the Review Committee and the Representatives pursuant to this Agreement, and such information with respect to any material developments in any such Claim as the Review Committee or any Representative may reasonably request from time to time;

     (i) promptly upon any officer or director of the Company, of any Business Unit Entity or of any of their respective Subsidiaries obtaining knowledge thereof, notice of (i) any taking, or proposal to take, any action with respect to a Lien on any of the Assets comprising any Business Unit or (ii) the creation or incurrence of any Lien (other than Permitted Encumbrances) on any of the Assets comprising any Business Unit, in any such case, which could reasonably be expected to have a Material Adverse Effect;

     (j) promptly after the sending or filing thereof, copies of all proxy statements which the Company sends to any holders of any of its securities, and copies of all regular and periodic reports and all registration statements (other than on Form S-8) which the Company files with the SEC or any national securities exchange;

     (k) promptly upon their distribution, copies of all press releases and other written statements made available generally by the Company to the public which relate to any of the Business Units or any of the Assets comprising any Business Unit or which relate to any event, circumstance or condition which could reasonably be expected to have a Material Adverse Effect; and

     (l) promptly, such other information in the possession of the Company, any Business Unit Entity or any of their respective Subsidiaries as any member of the Review Committee may from time to time reasonably request respecting the Business Units or the Assets comprising any Business Unit.

     Section 4.02. Ownership of Assets of the Business Units. The Company shall cause the Assets comprising each Business Unit to be maintained at all times in
(a) HHPLP or (b) with the prior written consent of the Representatives, a (i) separate partnership in which the Company and its Subsidiaries are the only partners or (ii) direct or indirect wholly-owned Subsidiary of the Company (each of HHPLP and such partnerships or wholly-owned Subsidiaries being herein called a "Business Unit Entity"). The Company shall at all times be the direct or indirect owner of 100% of the Equity Interests of each Business Unit Entity. The Assets of each Business Unit Entity shall be developed and operated separate and apart from other Assets now owned or hereafter acquired by the Company or any of its Subsidiaries or Affiliates and shall be accounted for and administered hereunder as a single functional unit. The Company shall, as soon as practicable and in any event within 30 days after the execution and delivery of this Agreement, amend the Sixth Amended and Restated Agreement of Limited Partnership of HHPLP, dated as of January 1, 1990, to include provisions which, and the Company shall cause each other Business Unit Entity to have governing documents or be a party to Contracts which, (A) implement the provisions of this Article IV, including provisions which prohibit such Business Unit Entity from taking, directly or indirectly, any of the actions described in Section 4.05 without the prior written consent of a majority of the members of the Review Committee, (B) prohibit such Business Unit Entity from developing commercial buildings on any of the Assets comprising any Business Unit, (C) prohibit such Business Unit Entity, without the prior unanimous approval of the Review Committee, from Transferring any of the Assets comprising any Business Unit other than in transactions entered into on terms no less favorable than those that could be obtained in an arm's-length transaction with a Person that is not an Associate of the Company or any Business Unit Entity and which provide consideration to the Company or such Business Unit Entity in an amount at least equal to the Fair Market Value of such Assets and (D) prohibit such Business Unit Entity from amending, modifying or supplementing its governing documents or such Contracts in any manner which affects the provisions described in clauses (A) through (C) above or this clause (D). The Company shall, to the extent reasonably practicable, consult with the Review Committee before initiating or responding to any material Claim affecting any Business Unit or any of the Assets comprising such Business Unit. The Representatives may, by an instrument in writing, waive compliance by the Company with any provision of this Section 4.02, either generally or in a particular instance and either retroactively or prospectively.

     Section 4.03. Capitalization of Business Units. (a) With respect to the Playa Vista Business Unit, capital requirements shall be as determined under the Playa Vista Partnership Agreements. At the present time, capital requirements are mutually determined by Maguire Thomas Partners and by HHPLP or its Affiliates. However, such requirements are currently under review in connection with the restructuring of the Playa Vista Partnership Agreements to permit participation by Dreamworks SKG and the related equity and debt financings which are contemplated in connection with such restructuring (the "Playa Vista Financings"). To the extent that HHPLP (which term includes for purposes of the remaining provisions of this paragraph (a) any Business Unit Entity succeeding to the interests of HHPLP in the Assets comprising the Playa Vista Business
Unit) or its Affiliates, together with Maguire Thomas Partners, determine to contribute additional capital to either of the Playa Vista Partnerships (including any contributions in connection with the Dreamworks SKG restructuring), the Company shall make such contributions to the Playa Vista Partnerships on behalf of HHPLP or its Affiliates in an amount not to exceed $15,000,000 (the "Funding Requirement"); provided, however, that the Company shall not be obligated to make any such contribution unless (i) with respect to all or any portion of the first $10,000,000 of the Funding Requirement, a majority of the members of the Review Committee determine that the Company should make such contribution at such time and (ii) with respect to all or any portion of the Funding Requirement in excess of $10,000,000, all of the members of the Review Committee determine that the Company should make such contribution at such time and, provided further, that any capital contributions made to the Playa Vista Partnerships during the period commencing January 1, 1996 to and including the Effective Time shall be deemed for all purposes of this Agreement to have been made by the Company pursuant to the Funding Requirement. If funding is provided by the Company pursuant to the Funding Requirement, the Holders shall be entitled to the benefit of the Hughes Funding pursuant to the Value Indices with respect to the Playa Vista Business Unit. If the Company funds less than $10,000,000 pursuant to the Funding Requirement, the Company shall, on or before the tenth day after the Termination Date, credit the Playa Vista Business Unit Account with an amount equal to (A) $10,000,000 minus the amount of the Hughes Funding plus (B) a 7% per annum, compounded semi-annually, return on such amount accruing from the effective date hereof until such amount is credited to the Playa Vista Business Unit Account. To the extent that all or any portion of the Funding Requirement is not funded nor required to be funded pursuant to this paragraph (a) and is not credited nor required to be credited to the Playa Vista Business Unit Account pursuant to the immediately preceding sentence, the obligation of the Company to fund such amount shall expire at such time as the Playa Vista Financings are consummated or, if not consummated, at such time as the agreements between HHPLP or its Affiliates and Maguire Thomas Partners for mutually agreed commitments to capital for the project expire or are terminated (the "Termination Date").

     (b) Subject to the terms and conditions hereof, during the period commencing on the Effective Date and continuing thereafter to and until the date which is nine months after the Effective Date, the Company shall, from time to time, make a loan or loans to the Business Unit Entities owning the Assets comprising the General Business Unit, the Howard Hughes Center Business Unit and the Summerlin Business Unit, on a revolving credit basis, in an aggregate principal amount not at any time exceeding $25,000,000 (the "Revolving Credit Loans"); provided, however, that if, on the date which is nine months after the Effective Date, the unutilized portion of the commitment under the working capital component of the Bank of America credit facility currently available to HHPLP, or any replacement facility, is less than $20,000,000, then the Company shall continue to, from time to time, make Revolving Credit Loans to such Business Unit Entities until the date which is two years after the Effective Date, in an aggregate principal amount not at any time exceeding $20,000,000 minus the unutilized portion of such commitment on the date which is nine months after the Effective Date. Each Revolving Credit Loan made by the Company to a Business Unit Entity shall be made solely for the account of a single Business Unit. In no event will the Company be obligated to make any Revolving Credit Loan to any Business Unit Entity unless such Business Unit Entity could not reasonably be expected to obtain funds for the working capital requirements of the applicable Business Unit through a borrowing from a financial institution on commercially reasonable terms. The proceeds of each Revolving Credit Loan shall be used by the Business Unit Entity borrowing such funds solely (i) for working capital purposes of the relevant Business Unit for whose account such Revolving Credit Loan was made and (ii) in connection with the operation of the relevant Business Unit for whose account such Revolving Credit Loan was made and the Assets comprising such Business Unit. The terms and conditions of each Revolving Credit Loan shall be no less favorable to the borrowing Business Unit Entity than would be obtained in an arms'-length transaction with a Person that is not an Associate, except that each Revolving Credit Loan shall bear interest on the unpaid principal amount thereof from the date such Revolving Credit Loan is made until repaid at a floating rate per annum equal to the prime rate of interest charged from time to time by the First National Bank of Maryland. In the event that the aggregate working capital requirements of two or more of the Business Units referred to above exceed $25,000,000 at any time, the Revolving Credit Loans required hereby may be allocated by the Company between or among such Business Units as it reasonably determines in good faith. The Revolving Credit Loans will not be deemed to be Company Loans and vice versa.

     (c) On each Calculation Date occurring while any amount under any Revolving Credit Loan remains outstanding, the working capital needs of the General Business Unit, the Howard Hughes Business Unit and the Summerlin Business Unit shall be reviewed. To the extent that Excess Cash Flow for the applicable Computation Period for any such Business Unit exceeds the funds required by such Business Unit for working capital purposes, such excess shall be paid by the applicable Business Unit Entity towards the repayment of any Revolving Credit Loans made by the Company to such Business Unit Entity for the account of such Business Unit. To the extent that any amount under any Revolving Credit Loan remains outstanding after giving effect to the payments contemplated by the immediately preceding sentence, any amounts held by the applicable Business Unit Entities for the account of any Business Unit in excess of the funds required by such Business Unit for working capital purposes shall be paid to the Company by such Business Unit Entities, pro rata based upon the amounts of such excess funds, towards the repayment of any Revolving Credit Loans made by the Company to any Business Unit Entity for the account of any other Business Unit. Any amount paid by a Business Unit Entity for the account of a Business Unit towards the payment of a Revolving Credit Loan made to a Business Unit Entity for the account of any other Business Unit shall constitute (i) an Advance by the Business Unit for whose account such payment is being made to the Business Unit for whose account such Revolving Credit Loan was borrowed and (ii) a payment from the Business Unit for whose account such Revolving Credit Loan was borrowed to the Company. Any payments made by any Business Unit Entity to the Company pursuant to this paragraph (c) shall be applied first to interest, then to principal.

     Section 4.04. Records and Books of Account. In order to enable the Company and the Business Unit Entities to calculate the credits to the Business Unit Accounts required to be made pursuant to Article II, the Company shall keep adequate records and books of account in which complete entries will be made accurately and fairly reflecting all financial transactions relating to each Business Unit. The Company shall maintain, and shall cause each Business Unit and each Business Unit Entity to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP and the financial reports required under Section 4.01. The Company shall, and shall cause each Business Unit Entity to, maintain separate records on a cash basis and accurately record therein any and all Receipts, Expenditures, Reserves and Tax Adjustments.

     Section 4.05. Negative Covenants of the Company and the Business Unit Entities. (a) Without the prior written consent of a majority of the members of the Review Committee, the Company shall not permit or cause any Business Unit Entity to, directly or indirectly:

               (i) Transfer in bulk more than 500 acres of real estate comprising any Business Unit;

               (ii) borrow or otherwise become obligated in respect of any indebtedness in excess of (A) $10,000,000 with respect to the General Business Unit, (B) $5,000,000 with respect to the Howard Hughes Center Business Unit, (C) zero with respect to the Playa Vista Business Unit or (D) $75,000,000 plus the amount of any special improvement district financings with respect to the Summerlin Business Unit;

               (iii) create, incur or permit to exist any Lien upon any of the Assets comprising any Business Unit (other than Permitted Encumbrances), except in connection with a financing where the proceeds of such financing will be used exclusively for the development or operation of such Assets;

               (iv) engage in the development of amenities in connection with the Assets comprising any Business Unit where the reasonably anticipated costs and expenses of such development will exceed $10,000,000 (other than infrastructure required by Law or pursuant to any Governmental Approval in order to permit development which would not otherwise be subject to Review Committee approval);

               (v) make any premature infrastructure expenditures or any other infrastructure expenditures which are excessive when considered in light of the projected schedule for development of the Assets of the Business Unit to which such infrastructure relates;

               (vi) consolidate with or merge into any Person or permit any Person to consolidate with or merge into such Business Unit Entity, sell all or substantially all of the Assets comprising any Business Unit or dissolve or liquidate; or

               (vii) generally not pay, or admit in writing its inability to pay, its Debts as they mature, make a general assignment for the benefit of creditors, institute any proceeding under any Debtor Relief Law seeking to adjudicate itself insolvent, seeking liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of it or its Debts, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its Assets, or take any action in furtherance of any of such actions or, in any involuntary proceeding under any Debtor Relief Law, by any act indicate its approval of such proceedings, its consent thereto or its acquiescence therein.

     (b) Without the prior consent of majority of the members of the Review Committee, the Company shall not, and shall not permit or cause any Business Unit Entity to, directly or indirectly:

               (i) permit any of the Assets comprising any Business Unit to be subject to the Claims of creditors of the Company, any Business Unit Entity or any of their respective Affiliates except for (A) Claims arising directly from the operation or ownership of such Assets in the ordinary course of business in compliance with the provisions of this Agreement and (B) Claims of any Person that is not an Associate of the Company or any Business Unit Entity (other than Persons that are Associates of the Company or any Business Unit Entity solely due to the contractual relationships under the applicable Contract), arising under any Contract pursuant to which such Person provides products or services to (x) the applicable Business Unit Entity in connection with the Assets comprising such Business Unit and
          (y) the Company, any other Business Unit Entity or such Business Unit Entity in connection with its other operations, or any of their respective Affiliates, and other Claims arising by operation of Law, to the extent that such Claims are being contested in good faith by appropriate proceedings promptly initiated and diligently conducted, but only if adequate reserves have been established on the books of the Company in connection with such Claims in accordance with GAAP;

               (ii) enter into or permit to exist any Contract, including any financing agreement or arrangement, joint venture agreement or partnership agreement, which precludes or places any material conditions or restrictions on the right or ability of the Company or any Business Unit Entity to (A) make any payment or Transfer or perform any act required under the terms of this Agreement or (B) manage or develop the Assets comprising any Business Unit in the ordinary course, including pursuant to any non-competition covenant, restriction on capital expenditures or indebtedness or restriction on transactions with affiliates contained in any such Contract;

               (iii) enter into any transaction with any of its Subsidiaries, Affiliates or Associates (other than Persons that will become Associates solely as a result of such transaction), which (A) involves any of the Business Units or any of the Assets comprising any Business Unit, other than transactions entered into in the ordinary course of business on terms no less favorable than those that could be obtained in an arm's- length transaction with a Person that is not an Associate of the Company or any Business Unit Entity, or (B) could reasonably be expected to result in a material adverse effect on (1) the Company's ability to perform its obligations under this Agreement, (2) the value, condition or marketability of any Assets comprising any Business Unit, (3) the validity, legality or enforceability of this Agreement, (4) the ability of any Holder to exercise or enforce any of its rights, powers or remedies under this Agreement or (5) the ability of any Representative or any member of the Review Committee to perform any of his duties or obligations, or to exercise or enforce any of his rights, powers or remedies, under this Agreement; or

               (iv) enter into any transaction involving competition in any material respect with any Business Unit or the Assets comprising any Business Unit, it being understood and agreed, however, that the purchase by the Company from HHPLP of the Assets comprising the Summerlin Business Unit which are described in Exhibit K (subject to such adjustments to the configuration and boundaries thereof as may become reasonably necessary during the planning process and are approved by a majority of the members of the Review Committee) for the purpose of constructing and operating for the foreseeable future a regional shopping mall and entertainment complex thereon shall not, in and of itself, be deemed to involve competition between the Company and the Summerlin Business Unit;

     (c) Notwithstanding the foregoing, no transaction described in clauses
(a)(i) through (a)(iv) above or clauses (b)(ii) through (b)(iv) above shall require the consent of the Review Committee if and to the extent that such transaction has been duly approved by the Board of Directors of THC prior to the Effective Date; provided, however, that any such transaction which is described in clause (a)(ii) above shall be taken into account in determining whether the applicable Business Unit has borrowed or otherwise become obligated with respect to indebtedness in excess of the relevant amount.

     (d) Subject to the terms of the Articles Supplementary to the Charter of the Company creating and designating the Rouse Increasing Rate Preferred Stock, the Company shall not amend, alter or otherwise modify such Articles or the number of shares, rights, preferences or privileges of the Rouse Increasing Rate Preferred Stock thereunder unless (i) in the event that any Contingent Preferred Shares shall have been issued and remain outstanding, such amendment, alteration or other modification shall have been duly approved by the holders of the Contingent Preferred Shares or the Representatives in accordance with the provisions of the Rouse Increasing Rate Preferred Stock or (ii) in the event that no Contingent Preferred Shares are issued and outstanding, the Company shall have obtained the approval of its shareholders contemplated by Section 4.15; provided, however, that at any time during which the circumstances described in clause (ii) have been satisfied, the Company may, without the consent of any Holder or the Representatives, amend such Articles to eliminate the restrictions contained therein with respect to the issuance of any capital stock of the Company ranking on a parity with, or superior to, the shares of Rouse Increasing Rate Preferred Stock with respect to distributions of assets upon any dissolution, liquidation (partial or complete) or winding up of the Company or with respect to the payment of dividends.

     Section 4.06. Board Representation. (a) From the date of this Agreement until the earlier to occur of (i) the first day on which the Holders shall no longer own, beneficially or of record, at least 5% of the outstanding shares of Rouse Common Stock and (ii) the expiration of ten years from the date of this Agreement, the Representatives will be entitled to designate an individual for election to the Rouse Board; provided, however, that such individual is reasonably acceptable to the Company at the time of his initial designation. Pursuant to the terms of the Merger Agreement, the Company, in accordance with its bylaws, has increased the size of the Rouse Board by one and caused the vacancy created by such increase to be filled by the election of the individual designated on behalf of the Holders in the Merger Agreement (the "Holders' Designee"), which election is effective as of the Effective Date. Such Holders' Designee will serve until the first annual meeting of the stockholders of the Company following the date hereof and until his successor shall be duly elected and qualified or until his death, disability, removal or resignation.

     (b) So long as the Representatives possess the right of designation described in paragraph (a) above, the Company shall nominate (or shall cause to be nominated) for election at each annual meeting of the stockholders of the Company after the date hereof, the incumbent Holders' Designee or such other individual as the Representatives may designate; provided, however, that such other individual is reasonably acceptable to the Company at the time of his initial designation.

     (c) So long as the Representatives possess the right of designation described in paragraph (a) above, if the Holders' Designee should die, become disabled, be removed, retire or resign during the term of his office, the Representatives shall be entitled to designate a successor Holders' Designee reasonably acceptable to the Company at the time of his initial designation, in which event the Company shall cause such successor Holders' Designee to be promptly elected as a member of the Rouse Board to fill the vacancy created by such death, disability, removal, retirement or resignation.

     (d) So long as the Representatives possess the right of designation described in paragraph (a) above, without the prior written consent of the Representatives (which consent will not be unreasonably withheld), neither the Company nor the Rouse Board will (i) recommend that the Holders' Designee be removed by the stockholders of the Company or (ii) fail to recommend any incumbent Holders' Designee for reelection.

     Section 4.07. Treasury Shares. All purchases or other acquisitions of shares of Rouse Common Stock by the Company shall be implemented in compliance with applicable Laws, including Rules 10b-5 and 10b-6 under the Exchange Act. The Company will not purchase or otherwise acquire shares of Rouse Common Stock with the intention or for the specific purpose, directly or indirectly, of increasing the amount of any Current Share Value to be calculated hereunder.

     Section 4.08. Inspection. The Company shall permit, and shall cause each Business Unit Entity to permit, each Review Committee member, each Representative and their respective representatives to (a) visit and inspect the Assets comprising any Business Unit; (b) examine its books and records and make copies thereof or extracts therefrom to the extent that the same relate to the performance or non-performance of any of the terms of this Agreement, any Business Unit or any of the Assets comprising any Business Unit; and (c) discuss its affairs, finances and accounts with its officers and independent accountants to the extent that the same relate to the performance or non-performance of any of the terms of this Agreement, any Business Unit or any of the Assets comprising any Business Unit (and by this provision the Company authorizes such accountants to discuss with such Persons, to such extent, the affairs, finances and accounts of the Company and any Business Unit Entity), all at such reasonable times and as often as such Review Committee member or such Representative may reasonably request. As an accommodation to the Company, the Representatives will endeavor to arrange their visits and inspections hereunder to coincide with the regular meetings of the Review Committee contemplated by
Section 6.01; provided, however, that the Representatives shall not be so obligated if they believe the Company may not be in compliance with any provision of this Agreement. All out-of-pocket expenses incurred by the Company, the Holder Members and the Independent Member in connection with such visits and inspections shall constitute Expenditures hereunder; provided, however, that (i) in no event shall any other cost or expense, including any salary or other wages, incurred by the Company or any Business Unit Entity in connection with discussions between any member of the Review Committee and any officers, directors or employees of the Company or any Business Unit Entity be deemed an Expenditure hereunder and (ii) if an Event of Default shall have occurred and be continuing, no costs or expenses in connection with any visit or inspection by a member of the Review Committee shall be deemed an Expenditure hereunder. All such visits and inspections by a Representative shall be at the expense of the Holders; provided, however, that (A) in no event shall the Company or any Business Unit Entity be entitled to reimbursement for any cost or expense, including any salary or other wages, incurred in connection with discussions between any Representative and any officers, directors or employees of the Company or any Business Unit Entity, (B) if an Event of Default shall have occurred and be continuing, all such visits and inspections shall be at the expense of the Company and (C) no costs or expenses described in clauses (A) and (B) shall be deemed an Expenditure hereunder.

     Section 4.09. Maintain Registry. The Company shall maintain a registry of the Holders and record therein each Holder's name, address and Percentage Interest. Such registry shall be kept at the principal corporate office of the Company and shall be made available for inspection by any Representative or any Holder during normal business hours upon reasonable prior notice. Such registry shall initially be comprised of the Persons and other information set forth on
Schedule 1. Upon receipt of a written notice of Transfer to an Eligible Assignee, such notice specifying the name of the Transferring Holder, the name and address for notice purposes of such Eligible Assignee, the Percentage Interest Transferred to such Eligible Assignee and the cause (if applicable) of the Transfer, the Company shall revise the registry to reflect such Transfer. The Company, the Representatives and the Escrow Agent may deem and treat the Persons listed in the registry as the Holders for all purposes of this Agreement. Any request, authority or consent of any Person who, at the time of making of such request or giving such authority or consent, is a Holder shall be conclusive and binding on any subsequent Eligible Assignee of such Holder.

     Section 4.10. Compliance with Laws. Subject to the provisions of Section 7.05(b), the Company shall comply, and shall cause each Business Unit Entity to comply, with all applicable Laws (including Environmental Laws) and Governmental Approvals applicable to any of the Assets comprising any Business Unit, non-compliance with which, alone or together with all other such non-compliances, could reasonably be expected to have a Material Adverse Effect. Subject to the provisions of Section 7.05(b), the Company shall obtain and maintain, and shall cause each Business Unit Entity to obtain and maintain, as and when required by applicable Law, all Governmental Approvals necessary for its ownership and use of the Assets comprising any Business Unit, other than such failures to obtain or maintain Governmental Approvals which, alone or together with all other such failures, could not reasonably be expected to have a Material Adverse Effect.

     Section 4.11. Taxes; Claims. Subject to the provisions of Section 7.05(b), the Company shall pay and discharge, and shall cause each Business Unit Entity to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon the Assets comprising any Business Unit and all lawful Claims, other than such failures to pay and discharge taxes, assessments, charges, levies and Claims which, alone or together with all such other such failures, could not reasonably be expected to have a Material Adverse Effect.

     Section 4.12. Insurance. Subject to the provisions of Section 7.05(b), the Company shall maintain, and shall cause each Business Unit Entity to maintain, insurance with financially sound, responsible and reputable insurance companies or associations with respect to the Assets comprising any Business Unit against such risks and in such amounts (and with co-insurance and deductibles) as is customarily obtained by the Company in connection with its own Assets and operations.

     Section 4.13. Corporate Existence; Etc. Subject to the provisions of
Section 7.05(b), and except as provided in Sections 4.05(a)(vi) and 7.04, the Company shall, and shall cause each Business Unit Entity to, preserve and maintain its existence, and the Company shall, and shall cause each Business Unit Entity to, qualify and remain qualified as a foreign Person in each jurisdiction in which any of the Assets comprising any Business Unit is located for so long as the Company or such Business Unit Entity is the owner of such Assets.

     Section 4.14. Registration of Contingent Shares and Contingent Preferred Shares; Compliance with Securities Laws. In connection with each delivery of Contingent Shares or Contingent Preferred Shares under this Agreement, the Company shall:

     (a) cause the delivery of such Contingent Shares or Contingent Preferred Shares to have been registered or qualified under the Securities Act and all applicable blue sky and other securities Laws, such that the Contingent Shares or Contingent Preferred Shares so delivered shall be transferable by the Holders receiving such Contingent Shares or Contingent Preferred Shares free of any restrictions imposed by the Securities Act (except for restrictions, if applicable, under Rule 145 under the Securities Act);

     (b) furnish to each Representative a signed counterpart, addressed to the Representatives for the benefit of the Holders, of an opinion of counsel to the Company, dated the date of delivery of such Contingent Shares or Contingent Preferred Shares, reasonably satisfactory in form and substance to the Representatives, to the effect that the delivery of such Contingent Shares or Contingent Preferred Shares to the Holders has been registered under the Securities Act, and all applicable blue sky and other securities Laws;

     (c) otherwise comply with all applicable rules and regulations of the SEC with respect to the delivery of such Contingent Shares or Contingent Preferred Shares;

     (d) provide and cause to be maintained a transfer agent and registrar for all Contingent Shares or Contingent Preferred Shares so delivered;

     (e) cause such Contingent Shares to be listed, on or prior to the date of such delivery, on the New York Stock Exchange, the American Stock Exchange or NASDAQ;

     (f) provide or have provided a CUSIP number for all Contingent Shares or Contingent Preferred Shares so delivered; and

     (g) make or have made all periodic filings that the Company shall be or have been required to make or have made with the SEC pursuant to and containing the information required by the Exchange Act.

     Section 4.15. Rouse Shareholder Approval. (a) The Company shall use its reasonable best efforts to obtain shareholder approval of this Agreement and the transactions contemplated hereby, to the extent that the rules of the New York Stock Exchange require such approval prior to the Company issuing new shares of Rouse Common Stock for delivery to the Holders in satisfaction of its obligation to deliver Contingent Shares hereunder, prior to July 15, 1997. Without limitation of the foregoing, if and to the extent so required, prior to July 1, 1997 the Company shall (i) submit this Agreement and the transactions contemplated hereby for the approval of its shareholders at a meeting of its shareholders to be held prior to July 15, 1997, (ii) through the Rouse Board, recommend to its shareholders approval of this Agreement and the transactions contemplated hereby and (iii) take such other actions as may be required, or as the Representatives may reasonably request, in order to obtain such shareholder approval prior to July 15, 1997. None of the information to be supplied by the Company or its Subsidiaries for inclusion in the proxy statement to be distributed in connection with the shareholders meeting referred to above will, at the time of the mailing thereof and amendments or supplements thereto and at the time of the meeting of the shareholders referred to above, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Such proxy statement will comply as to form in all material respects with all applicable Laws.

     (b) The Company (i) acknowledges that a breach of its covenant contained in paragraph (a) above to convene a meeting of its shareholders and call for a vote thereat with respect to the approval of this Agreement and the transactions contemplated hereby will result in irreparable harm to the Holders which will not be compensable in money damages and (ii) agrees that such covenant shall be specifically enforceable and that specific performance and injunctive relief shall be a remedy properly available to the Representatives and the Holders for a breach of such covenant.

     Section 4.16. Contingent Preferred Shares. Notwithstanding any provision of this Agreement to the contrary, if the Company is required to deliver Contingent Shares pursuant to this Agreement on any date (the "Delivery Date") and if the Company is precluded or otherwise unable for any reason to deliver such Contingent Shares on the Delivery Date, including any such preclusion or inability which results because the issuance by the

Company of shares of Rouse Common Stock and delivery of such shares to the Holders in satisfaction of its obligation to deliver Contingent Shares hereunder would be a breach or violation of any then effective New York Stock Exchange Listing Agreement to which the Company is a party, then the Company shall immediately issue and deliver shares of Rouse Increasing Rate Preferred Stock ("Contingent Preferred Shares") in lieu thereof. The aggregate number of Contingent Preferred Shares (including fractional shares) to be issued and delivered by the Company on any Delivery Date shall be determined by dividing
(a) 125% of the sum of (i) the aggregate number of Contingent Shares originally required to be delivered by the Company on the Delivery Date plus (ii) the aggregate number of Contingent Shares required to be delivered by the Company pursuant to Section 2.08(d) by (b) the quotient of (i) $100 divided by (ii) the Current Share Value used in calculating such aggregate number of such Contingent Shares. The obligation of the Company to issue and deliver shares of Contingent Preferred Shares under this Section 4.16 shall terminate if and when this Agreement and the transactions contemplated hereby have been duly and validly approved by the Company's shareholders as contemplated by Section 4.15; provided, however, that no such termination shall relieve the Company from (A) any liability for any breach of this Section 4.16 prior to such termination or
(B) any obligation to deliver Contingent Preferred Shares pursuant to Section 2.08(e).

     Section 4.17. Reservation of Shares. (a) The Company will at all times reserve and keep available (free of preemptive rights), out of its authorized and unissued shares of Rouse Common Stock solely for issuance pursuant to this Agreement, the full number of shares of Rouse Common Stock as the Rouse Board, after consultation with independent financial advisors and legal counsel, shall determine in good faith to be issuable under this Agreement.

     (b) The Company will at all times reserve and keep available (free of preemptive rights), solely for issuance pursuant to this Agreement, all shares of Rouse Preferred Stock constituting the Rouse Increasing Rate Preferred Stock.

     Section 4.18. Abandonment of Assets. In the event that: (a) the Company, in its good faith judgment, determines, based upon reasonable assumptions and after consultation with the Review Committee, that the continued ownership and operation of any Business Unit would be neither profitable to nor in the best interests of the Company and the Holders; (b) the Company is not obligated to make a Revolving Credit Loan to the applicable Business Unit Entity pursuant to
Section 4.03(b); (c) third party financing to fund the cash requirements of such Business Unit is unavailable to the applicable Business Unit Entity; (d) the Company is unwilling to make a Company Loan to the applicable Business Unit Entity in connection with such Business Unit; and (e) the Review Committee has rejected a request to have another Business Unit make an Advance to such Business Unit, then the Company may cease to operate such Business Unit; provided, however, that prior to any such cessation, the Company shall (i) unless otherwise consented to by the Representatives, use commercially reasonable efforts for a period of at least 12 months to market and sell or lease the Assets comprising such Business Unit and (ii) if no potential purchaser or lessee for any of such Assets exists as of the last day of such period, the Company shall, unless otherwise consented to by the Representatives, sell any such Assets at a public auction, for cash or credit, at the highest price bid for such Assets at such auction. Any and all costs, expenses and proceeds that are incurred, paid and received, as applicable, in connection with any such sale of Assets shall constitute Receipts and Expenditures, as applicable, with respect to the applicable Business Unit and, provided further, that in the event that such cessation relates to the Playa Vista Business Unit prior to the Termination Date, and the Company has funded less than $10,000,000 pursuant to the Funding Requirement, the Company shall, on the date of such cessation, credit the Playa Vista Business Unit Account with an amount equal to:
(i) $10,000,000 minus the amount of the Hughes Funding plus (ii) a 7% per annum, compounded semi-annually, return on such amount accruing from the effective date hereof until such amount is credited to the Playa Vista Business Unit Account.

                                    ARTICLE V

                         CONCERNING THE REPRESENTATIVES

     Section 5.01. Authority and Liabilities of the Representatives. (a) Except as otherwise provided herein, (i) the Representatives shall have full power and authority to represent the Holders with respect to all matters arising under this Agreement and shall have, and may exercise, such rights, powers, privileges and remedies as are reasonably incidental thereto and (ii) all actions taken by the Representatives hereunder shall be binding upon the Holders, as if expressly confirmed and ratified by each of the Holders. Without limiting the generality of the foregoing, except as otherwise provided herein, the Representatives shall have full power and authority, on behalf of the Holders, to interpret all of the terms and provisions of this Agreement and to compromise and settle all disputes between the Company and the Holders (or any of them) arising under this Agreement. So long as the Representatives are authorized to act under this Agreement, each of the Holders hereby irrevocably appoints the Representatives to act as the attorney-in-fact of such Holder, with full authority in its place and stead, and in the name of the Holders, the Representatives or otherwise, from time to time to take any action and to execute any instrument which the Representatives may deem necessary or advisable to carry out their duties and responsibilities and otherwise act under this Agreement.

     (b) The Representatives will be acting herein solely as an accommodation to the Holders, and each Representative, in exercising his rights, powers, privileges and remedies and performing his duties and responsibilities hereunder, will endeavor to use the same care that he uses when acting solely for his own account. The duties of the Representatives shall be determined only with reference to this Agreement, and no Representative is or shall be charged with knowledge of, or with any duties or responsibilities under or in connection with, any other document or instrument. No implied duties or covenants shall be read into this Agreement on the part of the Representatives. No Representative shall be obligated to take any legal action hereunder which is contrary to applicable Law or which might, in such Representative's judgment, involve any expense or Liability unless such Representative has been indemnified to his satisfaction by the Holders. The Representatives shall be authorized to exercise their discretion in acting or refraining from acting hereunder and in connection herewith and shall not be liable for any mistakes of fact or errors of judgment, or for any acts or omissions of any kind, unless caused by the willful misconduct or gross negligence of such Representative. IT IS THE INTENT OF THE PARTIES THAT NO REPRESENTATIVE SHALL BE LIABLE FOR OR ON ACCOUNT OF ANY ACTION TAKEN OR OMITTED BY HIM HEREUNDER OR IN CONNECTION HEREWITH CAUSED BY THE ORDINARY NEGLIGENCE (WHETHER SOLE OR CONTRIBUTORY) OF SUCH REPRESENTATIVE. In no event shall any Representative be liable to any Person for incidental, consequential or indirect damages in his capacity as such. Except as provided in Sections 5.01(e) and 5.11, no Representative shall have any duty to the Company, any of its Subsidiaries or the Review Committee, nor shall any Representative be liable to the Company or any of its officers, directors, shareholders, partners, employees, agents, servants or Subsidiaries or any member of the Review Committee for any act or failure to act hereunder or connection herewith.

     (c) No Representative shall be under any obligation to make any investigation in respect of the subject matter of this Agreement. No Representative shall be charged with knowledge (actual or constructive) of any Event of Default or any failure on the part of the Company in the performance of its obligations hereunder, unless a clear written notice thereof shall have been previously furnished to such Representative.

     (d) Each individual serving as a Representative hereunder will be acting only in his capacity as a Representative and not in his individual capacity or in any other capacity, including as an agent, representative, employee, officer, director, stockholder, partner or fiduciary of any other Person. Accordingly, notwithstanding anything contained herein or elsewhere to the contrary, in no event shall any Associate of any Representative be liable for or on account of any action taken or omitted by such Representative nor shall recourse be had to the Assets or business of any such Associate on account of any such action or omission.

     (e) Any Representative may be or become a Holder and may otherwise deal with the Company and its Subsidiaries with the same rights he would have if he were not a Representative hereunder. Without limitation of the foregoing, any Representative who is also a Holder shall have, and may exercise, all the rights and powers vested in such Representative in his capacity as a Holder the same as if such Representative were not a Representative hereunder.

     (f) No Representative shall hold himself out to be an agent, employee or representative of the Company, and no act or omission by any Representative shall bind or obligate the Company, any of its Subsidiaries or any Business Unit Entity.

     Section 5.02. Directions to Representatives. (a) The Representatives may rely upon and shall in all respects be fully protected in acting or refraining from acting in accordance with any request, instruction or direction of the Majority Holders, and the Representatives shall not be liable for any action taken, suffered or omitted by them in accordance with any such request, instruction or direction. Each request, instruction or direction made or given to the Representatives by the Majority Holders, and any action taken, suffered or omitted by the Representatives pursuant thereto, shall be binding upon all Holders. No Representative shall be under any obligation to take any action or refrain from taking action at the request, instruction or direction of the Holders (or any of them).

     (b) The Representatives may at any time request instructions from the Majority Holders with respect to any matter arising hereunder or in connection herewith, and the Representatives (i) shall be entitled to refrain from acting with respect to such matter unless and until they have received instructions from the Majority Holders to do so and (ii) shall not incur Liability to any Person by reason of so refraining.

     Section 5.03. Reliance Upon Documents and Opinions of Counsel. Each Representative may rely and shall be fully protected in acting upon any notice, request, consent, certificate, resolution, appraisal, report or other paper or document believed by him to be genuine and to have signed or presented by the proper Person or Persons. Each Representative may consult with counsel (who may be of counsel to the Company) and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken or suffered by such Representative hereunder in good faith and in accordance with the opinion of such counsel.

     Section 5.04. No Responsibility for Recitals, Etc. The recitals and statements contained in this Agreement shall be taken as the recitals and statements of the Company only, and no Representative assumes responsibility for the correctness of the same. No Representative shall be liable or responsible to any Person for (i) the representations, warranties or other statements made by any other Person, (ii) the performance of this Agreement or any other instrument or document by the Company or any of its Subsidiaries, (iii) any actions taken or omitted by any other Person or (iv) the execution, value, sufficiency, validity or enforceability of this Agreement or any other instrument or document. No Representative shall be accountable to any Holder for any shares of Rouse Common Stock or Rouse Increasing Rate Preferred Stock delivered hereunder or responsible for the business, operations, Assets, condition (financial or other) or results of operation of the Company or any of its Subsidiaries.

     Section 5.05. Actions by Representatives. (a) Except as otherwise expressly provided herein, all actions required or permitted to be taken by the Representatives hereunder shall be evidenced by, and taken upon, the written direction of a majority of the Representatives. The Company shall be entitled to rely on the representations of a majority of the Representatives as to their authority to take any action under or in connection with this Agreement.

     (b) The Representatives may exercise any of their rights, power, privileges or remedies hereunder or perform any of their duties hereunder either directly or by or through agents or attorneys, and no Representative shall be responsible for any misconduct or negligence on the part of any agent or attorneys appointed by the Representatives with due care hereunder. The Representatives shall be entitled to retain and consult with such independent advisors and other experts as the Representatives shall deem necessary or appropriate in connection with the performance of their duties and responsibilities and the exercise of their authority or powers hereunder.

     Section 5.06. Resignation and Removal. (a) Any Representative may at any time resign and be discharged of his duties and obligations hereunder by giving not less than 30 days' prior written notice to the Company, the other Representatives and the Holders. Such resignation shall take place on the day specified in such notice, unless previously a successor Representative shall have been appointed as provided in Section 5.07, in which event such resignation shall take effect immediately upon the appointment of such successor Representative.

     (b) Any Representative may be removed at any time, with or without cause, by an instrument or instruments in writing signed by the Majority Holders, specifying the removal and the date when it shall take effect. Upon the resignation or removal of any Representative becoming effective, all the rights, powers, duties and obligations of such Representative shall forthwith terminate except as otherwise provided herein.

     (c) Subject to the provisions of Sections 5.01, 5.02, 5.03, 5.04 and 5.05, no such resignation or removal shall relieve any Representative from Liability for any breach of this Agreement by such Representative prior to the effective date of such resignation or removal. Anything herein to the contrary notwithstanding, all indemnities and rights to payment and reimbursement of each Representative hereunder shall survive his resignation or removal and the Company's performance of its obligations hereunder.

     Section 5.07. Appointment of Successor Representative. (a) In the event of the death, resignation or incapacity of any Representative, the remaining Representatives (whether one or more) shall appoint a successor Representative by an instrument or instruments in writing executed by the remaining Representatives and delivered to the Company and the Holders; provided, however, that if no appointment of a successor Representative shall have been made within 30 days after the date of such death, resignation or incapacity, as the case may be, the Majority Holders shall have the right to appoint a successor Representative by written notice given to the Company and the remaining Representatives. For purposes of this paragraph (a), "incapacity" means, when respect to any Representative, a physical or mental condition which, in the good faith judgment of the other Representatives, (i) prevents such Representative from being able to perform the services contemplated to be performed by a Representative under this Agreement, (ii) has continued for at least 90 days and
(iii) is expected to continue.

     (b) In the event a Representative shall be removed by the Majority Holders as provided in Section 5.06(b), the Majority Holders may appoint a successor Representative by an instrument or instruments in writing signed by the Majority Holders and delivered to the Company and the remaining Representatives. In the event the Majority Holders fail to so appoint a successor Representative within 30 days after the date of such removal, the remaining Representatives (whether one or more) shall have the right to appoint a successor Representative by an instrument or instruments in writing executed by the remaining Representatives and delivered to the Company and the Holders.

     (c) If any Representative shall die or resign or be removed in accordance with Section 5.06 and if a successor Representative shall not have been appointed within 60 days after the day of such death, resignation or removal, either of the remaining Representatives may apply to any court of competent jurisdiction to appoint a successor Representative, and such court may thereupon, after such notice (if any) as it may consider proper, appoint a successor Representative.

     Section 5.08. Acceptance of Appointment by Successor Representative. Any successor Representative appointed hereunder shall execute and deliver to the remaining Representatives (for the express benefit of all the Holders) an instrument in writing accepting such appointment (a copy of which shall be sent to all Holders), and thereupon such successor Representative, without further act or deed, shall become vested with all the rights, powers, duties and obligations of his predecessor, with like effect as if originally named as a Representative herein.

     Section 5.09. Compensation and Indemnification. (a) The Representatives shall look solely to the Holders and the Escrow Account for payment of any compensation payable to them for their services hereunder and for any indemnification against any Liability incurred by them in connection with the Agreement. As compensation for performance of services hereunder as Representatives, each Representative shall receive an amount equal to $30,000 (subject to adjustment as provided below) per annum, payable monthly in arrears on the last day of each calendar month for so long as such Representative has any duties or obligations under this Agreement, plus such additional compensation as may at any time or from time to time be proposed in writing by the Representatives (or any one of them) and approved by the Majority Holders. In the event this Agreement, or the period of service hereunder of any Representative, shall commence or end on other than the first or last day of a calendar month, such monthly amount (but no other amount unless otherwise agreed) shall be appropriately prorated. All payments due to the Representatives under the foregoing sentence may be paid from the Escrow Account and the Representatives shall be authorized to make withdrawals from the Escrow Account for such purpose. The amount of the annual fee referred to above shall be adjusted upwards or downwards, as the case may be, for each calendar year commencing after the date hereof by the amount of the change (if any) in the Cost of Living during the prior calendar year based on the Consumer Price Index for Urban Consumers All Items--Less Shelter--Index (1967=100) as published with respect to the greater Houston metropolitan area by the Bureau of Labor Statistics for the United States Department of Labor. If such Index is discontinued or revised in any material respect, the Representatives, acting in good faith and after consultation with an independent consultant, shall designate a substitute index which shall thereafter be used in order to obtain substantially the same result as would have been obtained had such Index not been so discontinued or revised.

     (b) In addition to the fees described above, each Representative shall be entitled to be promptly reimbursed by the Holders for the reasonable out-of-pocket expenses incurred by such Representative in connection with his service as a Representative hereunder. All payments due to the Representatives under the foregoing sentence may be paid from the Escrow Account and the Representatives shall be authorized to make withdrawals from the Escrow Account for such purpose.

     Section 5.10. Representatives' Escrow Account. (a) Contemporaneously with the execution of this Agreement, the Representatives shall establish a special purpose escrow account with a bank or trust company selected by the Representatives (the "Escrow Agent"). The Escrow Agent shall administer the Escrow Account in accordance with the terms and conditions of an escrow agreement to be entered into between the Representatives and the Escrow Agent (the "Escrow Agreement"). The Escrow Agreement shall be in such form and contain such terms and conditions (consistent with this Agreement) as the Representatives shall approve. The Escrow Account shall be held by and remain in the exclusive possession of, and under the sole dominion and control of, the Representatives for the ratable benefit of the Holders and the Representatives during the period from the date hereof until the date on which the Representatives shall cease to have any further duties or obligations hereunder (the "Escrow Termination Date") and shall be maintained at all times in accordance with the terms of this Agreement. Unless otherwise specifically provided herein, the Escrow Account shall be subject to debit or withdrawals solely by the Representatives as provided in this Agreement and no other Person shall have any control over or right of withdrawal from the Escrow Account; provided, however, that if at any time there shall not be any Representative then serving hereunder, disbursements from the Escrow Account may be authorized upon written instructions from the Majority Holders. No payments shall be made out of the Escrow Account except for the purposes and on the terms provided in this Agreement. As security for all compensation, expenses, indemnification payments and other amounts due or to become due to the Representative hereunder, each Representative, without any action on the part of the Holders, the Escrow Agent or any other Person, shall have and may enforce a first priority security interest in and Lien upon all moneys and other Assets contained from time to time in the Escrow Account.

     (b) Concurrently with the execution of this Agreement, there is being transferred to the Escrow Account the sum of $1,500,000 pursuant to authorization set forth in that certain Agreement and Plan of Merger dated as of February 22, 1996 among the Company, TRC Acquisition Company II, a Delaware corporation, and HHPLP relating to the Partnership Merger. If, subsequent to the date hereof, the Representatives acting in good faith believe that additional funds are required or may be required for the Escrow Account in order to enable the Representatives to receive the compensation to which they are entitled hereunder and to discharge their responsibilities and duties and otherwise act on behalf of Holders pursuant to this Agreement, the Representatives shall have the right to direct that a specified number of the Contingent Shares and/or Contingent Preferred Shares otherwise issuable to the Holders hereunder, determined as of the next succeeding Calculation Date, be withheld and instead delivered to or as directed by the Representatives, such Contingent Shares and/or Contingent Preferred Shares to be withheld from the Contingent Shares and/or Contingent Preferred Shares otherwise deliverable to the Holders pro rata in accordance with their respective Percentage Interests. Such direction shall be evidenced by notice duly authorized and given by the Representatives to the Company (a "Representatives' Diversion Notice"), a copy of which shall be concurrently mailed to all Holders, in which event the Company shall be obligated to withhold and so direct and deliver the Contingent Shares and/or Contingent Preferred Shares as provided in the Representatives' Diversion Notice. The Representatives shall cause the Contingent Shares and/or Contingent Preferred Shares so received to be sold as promptly as prudent marketing conditions will permit with the net proceeds of each such sale to be deposited to the Escrow Account. Any and all deposits made into the Escrow Account shall be irrevocable and the amount of such deposit and any interest and investment earnings thereon shall be held by the Representatives and applied, invested and transferred solely as provided herein and in the Escrow Agreement.

     (c) Anything in this Section 5.10 to the contrary notwithstanding, the Majority Holders may at any time or from time to time by written notice to the Representatives (i) instruct the Representatives to withdraw any Representatives' Diversion Notice or (ii) authorize or direct that all or part of any amounts deposited in the Escrow Account in accordance with paragraph (b) above be distributed to all Holders ratably in accordance with their respective Percentage Interests.

     (d) The Representatives shall maintain or cause to be maintained at the expense of the Holders, books of account on a cash basis and record therein (i) all funds received by the Representatives on behalf of the Holders, (ii) all payments or disbursements of funds to the Representatives in payment of compensation or for reimbursement of expenses pursuant to Section 5.09, (iii) all payments or disbursements to any other Person for the benefit of, or approved by, the Holders, (iv) all other deposits into and transfers to and from the Escrow Account and (v) all investment transactions contemplated by paragraph
(f) below effected by the Representatives and/or the Escrow Agent. The Representatives shall endeavor to make such books of account available during normal business hours for inspection by the Holders and their respective representatives upon reasonable prior notice, but only if the Holders or Holders requesting such inspection agree to pay all costs and expenses relating thereto. In addition to such books of account, the Representatives shall maintain or cause to be maintained at all times a current list of the investments in the Escrow Account. Not later than the 60th day after each Calculation Date, the Representatives shall provide or cause to be provided to the Holders a statement specifying the amounts held in, and the activity for, the Escrow Account at the close of business on the last business day preceding such Calculation Date.

     (e) The Representatives shall transfer funds available in the Escrow Account as follows:

               (i) at any time and from time to time, the Representatives shall withdraw amounts held in the Escrow Account and apply such amounts as required or permitted by this Agreement; and

               (ii) on the Escrow Termination Date, the Representatives shall withdraw any and all amounts held in the Escrow Account from the Escrow Account and, after the payment or provision for payment of all expenses and Liabilities of the Holders and the Representatives under this Agreement, transfer the remaining amount to the Holders ratably in accordance with their respective Percentage Interests.

In addition, the Representatives may at any time or from time to time withdraw all or part of the funds in the Escrow Account and distribute the funds so withdrawn to the Holders ratably in accordance with their respective Percentage Interests.

     (f) Amounts held in the Escrow Account shall be invested only in Permitted Investments. Any interest, investment income or gain realized as a result of any of the amounts held in the Escrow Account (net of the expenses incurred in connection with making any Permitted Investments) shall be credited to the Escrow Account and may be reinvested in Permitted Investments. Neither the Escrow Agent nor any of the Representatives (or their Associates) shall have any liability to any of the Holders or any other Person for any Loss resulting from any Permitted Investment other than Losses arising out of his or its willful misconduct, fraud or gross negligence. For purposes of this Agreement, the term "Permitted Investments" means any of the following investments: (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having a maturity not exceeding 30 days from the date of acquisition, (ii) time deposits and certificates of deposit of any commercial bank of recognized standing having capital and surplus in excess of $500,000,000, provided that the long term senior unsecured debt of such bank is rated at least A+ or the equivalent thereof by Standard & Poor's Corporation or at least A1 or the equivalent thereof by Moody's Investors Service, having a maturity not exceeding 30 days from the date of acquisition, and (iii) commercial paper issued by the parent corporation of any commercial bank or by any domestic corporation, provided that such commercial paper is rated at least A-1 or the equivalent thereof by Standard & Poor's Corporation or at least P-1 or the equivalent thereof by Moody's Investors Service, having a maturity not exceeding 30 days from the date of acquisition.

     (g) Any and all interest and other income earned or loss realized on any Contingent Shares or Preferred Contingent Shares held by the Representatives for the benefit of the Holders or any amounts held in the Escrow Account for any and all federal, state and local income tax purposes shall be attributed to the Holders. The Representatives shall provide, or cause to be provided, information to the Holders to enable the Holders to (i) determine any and all requirements of governmental authorities for the payment of taxes and the reporting or withholding of any payments for tax purposes hereunder and (ii) prepare and file, or cause to be prepared and filed, all tax returns, reports and other information required with respect to the Escrow Account. The Holders, ratably according to their respective Percentage Interests, shall indemnify and hold the Representatives harmless against any and all Claims, Liabilities and Losses for tax withholding and/or reporting for any payments made hereunder. Such indemnities shall survive the Escrow Termination Date, the termination or discharge of this Agreement and the death, resignation or removal of any Representative. The Representatives shall have no obligation whatsoever with respect to the making, reporting or withholding of any payments for tax purposes. If requested by the Representatives, each Holder will provide the Representatives with such information as may be required by applicable taxing authorities or tax Laws.

     Section 5.11. Confidentiality. No Representative will disclose to any Person, or use for any improper purpose, any of documents or other information furnished to it by the Company hereunder except for the purposes contemplated by this Agreement. Notwithstanding the foregoing, each Representative shall be permitted to:

     (a) disclose any such documents or other information (i) to the Company or any employee, agent, advisor, consultant, officer, director or stockholder of the Company or any Affiliate of the Company, (ii) to any member of the Review Committee or any employee, agent, legal counsel, accountant, advisor or consultant of the Review Committee or (iii) to the extent that such documents or information (A) are furnished or made available to such Representative by the Company on a non-confidential basis, (B) is or becomes generally known or available other than as a result of a disclosure by such Representative or (C) is or becomes known or available to such Representative on a non-confidential basis from a source (other than the Company) which, to such Representative's knowledge, is not prohibited from disclosing such documents or information to such Representative by a legal, contractual, fiduciary or other obligation to the Company; and

     (b) otherwise disclose and use any such documents or other information (i) as the Company shall approve from time to time (which approval shall not be unreasonably withheld), (ii) as shall be required in response to any summons or subpoena or in connection with any litigation, (iii) to the extent such Representative believes it necessary to comply with applicable Law or (iv) to the extent such Representative believes it necessary in the performance of his duties and obligations hereunder or in the exercise or enforcement of his rights, powers, privileges, remedies or immunities hereunder.

     If any Representative intends to disclose any information which is subject to the foregoing confidentiality restriction pursuant to clause (b)(ii) or
(b)(iii) above, such Representative will notify the Company, to the extent practicable, so that the Company may seek an appropriate protective order. If requested by the Company, each Representative will acknowledge in writing that he is aware that the United States securities laws prohibit any Person who has material non-public information about a company with securities registered under the Exchange Act from purchasing or selling securities of such company based on such non-public information or disclosing such information to any other Person under circumstances where it is reasonably foreseeable that other such Person is likely to sell securities of such company based on such non-public information.

     Section 5.12. Controlling Provisions. If any provision of this Article V conflicts with or is contrary to any other provision of this Agreement, such provision of this Article V shall govern and control.

     Section 5.13. Indemnification. The Holders shall indemnify and save each Representative harmless against any Claims, Liabilities and Losses, not arising from his own gross negligence or intentional misconduct, which such Representative may incur in the good faith exercise and performance of his powers and responsibilities hereunder.

                                   ARTICLE VI

                         CONCERNING THE REVIEW COMMITTEE

     Section 6.01. General. A committee (the "Review Committee") shall be established for the purpose of meeting on a periodic basis (no less frequently than once during each calendar quarter unless all of the members of the Review Committee shall otherwise agree) to review and discuss the management, operation and development of the Business Units and related Assets. In connection with its preparation of any business plan for the management, development and operation of the Business Units and related Assets or any amendment thereto, the Company will consult with the Review Committee for the purpose of seeking advice and recommendations from the Review Committee regarding such business plan or amendment thereto. Promptly after each business plan (or amendment thereto) is finalized, the Company will provide each member of the Review Committee with a copy thereof. It is understood and agreed that the object of each such business plan will be to maximize the value of the Business Units and related Assets. The reasonable fees of, and the reasonable costs and expenses incurred by, the Review Committee and its members in furtherance of their responsibilities shall be borne by the Company and fairly allocated among the Business Units for purposes of determining the Excess Cash Flow of the Business Units, such allocation to be made in a manner reasonably determined by the Company in good faith.

     Section 6.02. Composition. The Review Committee shall be composed of five members. Two members shall be designated by the Company (the "Company Members") and two members shall be designated by the Representatives (the "Holder Members"). The Company Members and the Holder Members shall jointly appoint a fifth member (the "Independent Member") who shall be independent and, as such, shall not be an Associate of the Company or any Holder. Each Company Member may be an officer, employee or consultant of the Company. Each member of the Review Committee shall be experienced in, and shall be generally recognized as having current competence in, the management and development of residential and commercial properties similar to the Assets comprising the Business Units.

     Section 6.03. Resignation and Removal. (a) Any member of the Review Committee may at any time resign and be discharged of his duties and obligations hereunder by giving prior written notice to the Company, the Representatives and the other members of the Review Committee.

     (b) The Company shall have the exclusive right at any time, with or without cause, to remove each Company Member by giving written notice to the Representatives and the other members of the Review Committee, which notice shall name the individual appointed by the Company to succeed such member. If either Company Member shall die or resign, the Company shall have the exclusive right to appoint a successor by giving written notice to the Representatives and the other members of the Review Committee. If the Company fails to appoint a successor within 15 days of becoming aware of such death or resignation, the remaining members of the Review Committee shall be deemed to constitute the Review Committee until such time as the Company appoints a successor as aforesaid.

     (c) The Representatives shall have the exclusive right at any time, with or without cause, to remove each Holder Member by giving written notice to the Company and the other members of the Review Committee, which notice shall name the individual appointed by the Representatives to succeed such member. If either Holder Member shall die or resign, the Representatives shall have the exclusive right to appoint a successor by giving written notice to the Company and the other members of the Review Committee. If the Representatives fail to appoint a successor within 15 days of becoming aware of such death or resignation, the remaining members of the Review Committee shall be deemed to constitute the Review Committee until such time as the Representatives appoint a successor as aforesaid.

     (d) The Company Members and the Holder Members, acting unanimously, shall have the exclusive right at any time, with or without cause, to remove the Independent Member by giving written notice to the Representatives and the Company, which notice shall name the individual unanimously appointed by the Company Members and the Holder Members to succeed such Independent Member. If the Independent Member shall die or resign, the Company Members and the Holder Members, acting unanimously, shall have the exclusive right to appoint a successor by giving written notice to the Representatives and the Company. If the Company Members and the Holder Members fail to unanimously appoint a successor Independent Member within 15 days of becoming aware of such death or resignation, any Company Member or Holder Member may apply to any court of competent jurisdiction to appoint a successor Independent Member, and such court may thereupon, after such notice (if any) as it may consider proper, appoint a successor Independent Member.

     (e) No such resignation or removal shall relieve any member of the Review Committee from Liability for any breach of this Agreement by such member prior to the effective date of such resignation or removal.

     Section 6.04. Actions, Etc. (a) Except as otherwise provided herein, all actions required or permitted to be made by the Review Committee hereunder shall require the affirmative vote of a majority of all the members of the Review Committee.

     (b) All actions of the Review Committee shall be taken either at a meeting of the Review Committee at which all members are present (in person or by telephone) or by unanimous written consent, and any purported action of the Review Committee taken by any other means shall be void and of no effect for purposes of this Agreement. Any member of the Review Committee may call a meeting thereof on three days' notice (oral or written) to the other members. The Review Committee shall keep regular minutes of its proceedings and report the same to the Representatives when required. Subject to the foregoing provisions of this Article VI, the Review Committee may fix its rules of procedure.

     (c) The Review Committee shall be entitled to retain and consult with such independent advisors and other experts as the Review Committee shall deem necessary or appropriate in connection with the performance of its duties and responsibilities and the exercise of its powers and authority hereunder.

     Section 6.05. Confidentiality. The Company shall not be obligated to provide any documents or other information to any member of the Review Committee unless such member shall agree that all such documents and other information will be kept confidential by such member and will be used by such member only for the purposes contemplated by this Agreement. Notwithstanding the foregoing, each member of the Review Committee shall be permitted to:

     (a) disclose any such documents or other information (i) to the Company or any employee, agent, advisor, consultant, officer, director or stockholder of the Company or any Affiliate of the Company, (ii) to any Representative or any employee, agent, legal counsel, accountant, advisor or consultant of the Representatives or (iii) to the extent that such documents or information (A) are furnished or made available to such member by the Company on a non-confidential basis, (B) is or becomes generally known or available other than as a result of a disclosure by such member or (C) is or becomes known or available to such member on a non-confidential basis from a source (other than the Company) which, to such member's knowledge, is not prohibited from disclosing such documents or information to such member by a legal, contractual, fiduciary or other obligation to the Company; and

     (b) disclose and use any such documents or other information (i) as the Company shall approve from time to time (which approval shall not be unreasonably withheld), (ii) as shall be required in response to any summons or subpoena or in connection with any litigation, (iii) to the extent such member believes it necessary to comply with applicable Law or (iv) to the extent such member believes it necessary in the performance of his duties and obligations hereunder or in the exercise or enforcement of his rights, powers, privileges, remedies or immunities hereunder.

If any member of the Review Committee intends to disclose any information which is subject to the foregoing confidentiality restriction pursuant to clause
(b)(ii) or (b)(iii) above, such member of the Review Committee will notify the Company, to the extent practicable, so that the Company may seek an appropriate protective order. If requested by the Company, each member of the Review Committee will acknowledge in writing that he is aware that the United States securities laws prohibit any Person who has material non-public information about a company with securities registered under the Exchange Act from purchasing or selling securities of such company based on such non-public information or disclosing such information to any other Person under circumstances where it is reasonably foreseeable that such Person is likely to sell securities of such company based on such non-public information.

     Section 6.06. Indemnification. The Company shall indemnify and save each member of the Review Committee harmless against any Claims, Liabilities and Losses, not arising from his own default, gross negligence or intentional misconduct, which such member may incur in the good faith exercise and performance of his powers and responsibilities hereunder.

                                   ARTICLE VII

                                  MISCELLANEOUS

     Section 7.01. Notices. Any and all notices, requests or other communications hereunder shall be given in writing and delivered by: (a) regular, overnight or registered or certified mail (return receipt requested), with first class postage prepaid; (b) hand delivery; (c) facsimile transmission; or (d) overnight courier service, to the Parties at the following addresses or facsimile numbers:

               (i) If to the Company:

          The Rouse Company
          10275 Little Patuxent Parkway
          Columbia, Maryland 21044-3456
          Attention: General Counsel
          Telephone Number: (410) 992-6400
          Facsimile Number: (410) 992-6392

          With a copy to:

          The Rouse Company
          10275 Little Patuxent Parkway
          Columbia, Maryland 21044-3456
          Attention: President

               (ii) If to the Representatives, to their respective addresses set forth below:

          Platt W. Davis, III
          2500 First City Tower
          1001 Fannin
          Houston, Texas 77002
          Telephone Number: (713) 758-2294
          Facsimile Number: (713) 615-5246

          David G. Elkins
          4200 Texas Commerce Tower
          600 Travis
          Houston, Texas 77002
          Telephone Number: (713) 220-4364
          Facsimile Number: (713) 220-4285

          Kenneth E. Studdard
          6150 Westview
          Houston, Texas 77055
          Telephone Number: (713) 688-9233
          Facsimile Number: (713) 688-5661

               (iii) If to the Holders, as their names and addresses appear on the registry described in Section 4.09, with copies to the Representatives or at such other address or number as shall be designated in a notice by the Company to the Holders and the Representatives or by any Holder to the Company and the Representatives or by any Representative to the Company, the Holders and the other Representatives, in each case, given in accordance with this Section 7.01. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given (A) in the case of a notice sent by regular mail, three business days after it is duly deposited in the mails; (B) in the case of a notice sent by registered or certified mail, on the date receipted for (or refused) on the return receipt; (C) in the case of a notice delivered by hand, when personally delivered; (D) in the case of a notice sent by facsimile, upon transmission subject to telephone confirmation of receipt; and (E) in the case of a notice sent by overnight mail or overnight courier service, the date delivered at the designated address, in each case given or addressed as aforesaid.

     Section 7.02. Dispute Resolution. (a) In the event of any dispute between the Company, on the one hand, and the Representatives, on the other hand, with respect to any matter covered by this Agreement (including whether the provisions of this Agreement have been complied with), the Company and the Representatives (the "Disputants") shall first use their best efforts to resolve such dispute between themselves. If the Disputants are unable to resolve the dispute within 15 days, they agree to submit the dispute to mediation in accordance with the Commercial Mediation Rules of the American Arbitration Association. The Disputants will jointly appoint a mutually acceptable mediator, seeking assistance in such regard from the American Arbitration Association if they are unable to agree upon such appointment within ten days following the 15-day period referred to above. Upon appointment of the mediator, the Disputants agree to participate in good faith in the mediation and negotiations relating thereto for 20 days. If the Disputants are not successful in resolving the dispute through mediation within such 20-day period, either Disputant may submit the dispute to arbitration in accordance with the following provisions of this Section 7.02. The fees and expenses of the mediator shall be borne by the non-prevailing party or, in the event there is no clear prevailing party, as the mediator deems appropriate.

     (b) To submit a dispute to arbitration as contemplated by paragraph (a) above, a Disputant must give written notice to the other Disputant, in which event the dispute shall be settled by arbitration in accordance with the Expedited Procedures of the Commercial Arbitration Rules of the American Arbitration Association except as otherwise provided below. The arbitrators shall have sole discretion with regard to the admissibility of evidence. Each Disputant shall have the right to be represented by counsel. All rulings of the arbitrators shall be in writing, shall be determined by at least a majority of their number and shall be delivered to the Disputants. The fees and expenses of the arbitrators shall be borne by the non-prevailing Disputant or, in the event there is no clear prevailing Disputant, as the arbitrators deem appropriate.

     (c) In the event there is any disputed question of law involved in any arbitration proceeding hereunder, such as the proper legal interpretation of any provision of this Agreement, the arbitrators shall make separate and distinct findings of all facts material to the disputed question of law to be decided and, on the basis of the facts so found, express their conclusion of the question of law. The facts so found shall be conclusive and binding on the Disputants, but any legal conclusion reached by the arbitrators from such facts may be submitted by either Disputant to a court of law for final determination by initiation of a civil action in the manner provided by law. Such action, to be valid, must be commenced within 20 days after receipt of the arbitrators' decision. If no civil action is commenced within such 20-day period, the legal conclusion reached by the arbitrators shall be conclusive and binding on the Disputants. Any such civil action shall be submitted, heard and determined solely on the basis of the facts found by the arbitrators. Neither of the Disputants shall, or shall be entitled to, submit any additional or different facts for consideration by the court. In the event any civil action is commenced under this paragraph (c), the party who prevails or substantially prevails (as determined by the court) in such civil action shall be entitled to recover from the other party all of its Losses incurred in connection with such action and on appeal.

     (d) Except as limited by paragraph (c) above, the Disputants agree that judgment upon the award rendered by the arbitrators may be entered in any court of competent jurisdiction, and the Disputants hereby consent and commit themselves to the jurisdiction of the courts of the State of Delaware and the United States District Court for New Castle County, Delaware for purposes of the enforcement of any arbitration award. In the event legal proceedings are commenced to enforce the rights awarded in any arbitration proceeding hereunder, the party who prevails or substantially prevails (as determined by the court) in such legal proceeding shall be entitled to recover from the other party all of its Losses incurred in connection with such legal proceeding and on appeal.

     (e) All arbitration conferences and hearings pursuant to this Section 7.02 shall be conducted in Wilmington, Delaware or at such other place as the Disputants may mutually agree.

     Section 7.03. Benefit and Burden. (a) This Agreement shall inure to the benefit of and shall be binding upon, the Parties and their respective executors, personal representatives, administrators, successors, heirs, distributees, devisees, legatees and permitted assigns.

     (b) Anything herein or elsewhere to the contrary notwithstanding, all covenants and agreements on the part of the Company herein are hereby declared to be for the benefit of the Holders and the Representatives and their respective executors, personal representatives, administrators, successors, heirs, devisees, legatees and permitted assigns, and each such Person shall be entitled to enforce this Agreement the same as if it were a signatory hereto. Nothing in this Agreement is intended to, or shall, preclude or restrict any Holder from instituting and maintaining in his or its own name such suits and proceedings as such Person may deem necessary to enforce delivery of all Contingent Shares and Contingent Preferred Shares which such Person is entitled to receive hereunder or to otherwise protect and enforce such Person's rights, privileges and interests hereunder.

     Section 7.04. Consolidations, Mergers, Etc. (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or Assets of the Company, by agreement in form and substance reasonably acceptable to the Representatives, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a material breach of this Agreement. As used herein, the term "Company" shall include any successor to its business and/or Assets as aforesaid which executes and delivers the agreement provided for in this paragraph (a) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of Law.

     (b) The Company acknowledges that this Agreement and the rights of the Holders hereunder (including (i) the right of the Holders to receive securities which are freely tradable and readily marketable and (ii) the non-taxable receipt by the Holders of Rouse Common Stock pursuant to the Merger and of Contingent Shares hereunder) are of major importance to the Holders and that each Holder is justified in believing and assuming that the Company will not voluntarily undertake or complete any Prohibited Transaction. The Company expressly agrees that, without the prior written consent of the Majority Holders, it will not undertake or complete any Prohibited Transaction. As used herein, "Prohibited Transaction" means (A) any reorganization of the Company or any consolidation or merger of the Company with or into another entity, (B) any recapitalization, reclassification or change in the capital structure of the Company, (C) any partial or complete liquidation, dissolution or winding up of the affairs of the Company or (D) any other transaction or event if, in any such case and for any reason, (i) the Company or any successor to the Company shall be incapable of, or restricted or prohibited from, delivering (on a timely basis) freely tradable and readily marketable securities comparable to the Contingent Shares or the Contingent Preferred Shares (as applicable) hereunder or (ii) such transaction or event could reasonably be expected to have a prejudicial effect on the Holders with respect to their non-taxable receipt of securities pursuant to the Merger Agreement or this Agreement.

     (c) In the event the Company desires to implement any transaction of the type described in clauses (A) through (D) of paragraph (b) above which the Company has concluded, in good faith, does not constitute a Prohibited Transaction (a "Proposed Transaction"), the Company shall, as soon as practicable prior to the implementation of the Proposed Transaction, give written notice to the Representatives describing the Proposed Transaction in reasonable detail and setting forth the Company's conclusion that the Proposed Transaction does not constitute a Prohibited Transaction and the reasons therefor. Such notice may also contain a request that the Representatives agree with the conclusion set forth therein. Upon receipt of any such request, the Representatives shall consider the same in good faith and shall be authorized (but not obligated) to agree, on behalf of the Holders, with the Company's conclusion that the Proposed Transaction does not constitute a Prohibited Transaction. Any such agreement of the Representatives (i) shall be in writing,
(ii) shall be limited to the Proposed Transaction in question and shall not extend or apply to any other transaction or event and (iii) may be conditioned upon and subject to the execution and delivery to the Representatives of one or more instruments in writing designed to fairly and equitably protect the rights, privileges, interests and remedies of the Holders and the Representatives against one or more effects of the Proposed Transaction. Moreover, each such agreement of the Representatives shall be binding upon the Holders and, in the absence of fraud or bad faith, the Company shall be fully protected for purposes of this Section 7.04 in acting in accordance with such agreement.

     (d) Nothing in this Section 7.04 shall relieve the Company of any of its obligations contained elsewhere in this Agreement.

     Section 7.05. Company as Fiduciary. (a) The Company acknowledges and agrees that it is accountable as a fiduciary to the Holders and their respective executors, personal representatives, administrators, successors, heirs, distributees, devisees, legatees and permitted assigns, which fiduciary duty shall be the same as the fiduciary duty owed by a director of a corporation to the stockholders of such corporation. Without limitation of the foregoing, the Company shall, and shall cause each Business Unit Entity to, (i) exercise reasonable care and act with good faith and integrity in managing and operating the Business Units and the Assets comprising the Business Units and (ii) deal with the Holders and the Representatives fairly and in good faith.

     (b) Except as provided in Section 4.03, no obligation or covenant imposed on the Company by this Agreement, including under Sections 4.10, 4.11, 4.12 and 4.13, shall be construed to obligate the Company or any of its Subsidiaries in any way to make loans to, advance funds to, invest additional capital in or extend its credit in order to obtain financing for, or provide working capital for, any Business Unit or any Business Unit Entity, except in its sole and absolute discretion. The Company makes no representation or warranty that the operation of any Business Unit or any portion of the Assets of any Business Unit shall be profitable or that any Business Unit will have Receipts sufficient to obligate the Company to deliver Contingent Shares hereunder.

     Section 7.06. No Third Party Rights. Nothing in this Agreement shall be deemed to create any right in any creditor or other Person other than the Parties, the members of the Review Committee and the other Persons referred to in Section 7.03(a), and this Agreement shall not be construed in any respect to be a Contract in whole or in part for the benefit of any Person other than the Parties, the members of the Review Committee and the other Persons referred to in Section 7.03(a).

     Section 7.07. Amendments and Waiver. (a) Except as provided in Section 4.02, this Agreement may be not be amended, supplemented or modified, nor may compliance by the Company with any provision of this Agreement be waived (either generally or in a particular instance and either retroactively or prospectively), except in each case by an instrument in writing duly entered into by the Company and all of the Representatives. Without limitation of the foregoing, the Representatives may, without the consent of any of the Holders, enter into one or more instruments supplemental hereto as they may deem desirable in order to (i) add to the covenants of the Company in this Agreement,
(ii) surrender any right or power conferred upon the Company by this Agreement,
(iii) evidence any succession of any Person to the Company and the assumption by such successor of the covenants of the Company contained herein, (iv) cure any ambiguity in (or cure, correct or supplement any defective provision of) this Agreement in such manner as shall not be inconsistent with this Agreement or adversely affect the rights, privileges or remedies of the Holders under this Agreement. Notwithstanding the foregoing, no such amendment, supplement, modification or waiver will be effective:

               (A) except as provided in clause (B) below, without the prior written consent of the Majority Holders, if such amendment, supplement, modification or waiver would (1) add any provision to this Agreement, change in any manner or eliminate any of the provisions of this Agreement or modify in any respect the rights of the Holders under this Agreement, in each case if such addition, change, elimination or modification would materially and adversely affect the rights, privileges or remedies of the Holders under this Agreement, or
          (2) waive any Event of Default;

               (B) without the prior written consent of all the Holders, if such amendment, supplement, modification or waiver would (1) change the amount of, or times for the delivery of, Contingent Shares or Contingent Preferred Shares to be delivered by the Company under this Agreement in a manner adverse to the Holders, (2) change the Valuation Date of any Business Unit, (3) reduce the Percentage Interest of any Holder (other than due to an assignment to an Eligible Assignee), (4) substitute any Equity Interest for the Contingent Shares or Contingent Preferred Shares required to be delivered by the Company under this Agreement (unless otherwise specifically permitted in this Agreement),
          (5) waive any Event of Default under clause (b) of the definition thereof or (6) change the provisions of this Section 7.07 (except to increase any percentage required to approve any such amendment, supplement, modification or waiver or to provide that certain other provisions of this Agreement cannot be amended, supplemented, modified or waived without the consent of all of the Holders affected thereby);

               (C) without the prior written consent of all members of the Review Committee, if such amendment, supplement, modification or waiver would adversely affect the rights, duties or immunities of the members of the Review Committee under this Agreement; or

               (D) without the prior written consent of all of the Representatives, if such amendment, supplement, modification or waiver would adversely affect the rights, duties or immunities of the Representatives under this Agreement.

Notwithstanding anything to the contrary contained herein, Article V of this Agreement may be amended, supplemented or modified at any time solely by an instrument in writing signed (x) by the Representatives with the consent of the Majority Holders and (y) if and to the extent that such amendment, modification or supplement would in any way be prejudicial to the Company, by the Company. In the case of any amendment, supplement, modification or waiver referred to in clause (x) above, it shall not be necessary for the Majority Holders to approve the particular form of such amendment, supplement, modification or waiver, but it shall be sufficient if the Majority Holders shall approve the substance thereof. Similarly, in the case of any amendment, supplement, modification or waiver referred to in clause (y) above, it shall not be necessary for the Holders to approve the particular form of such amendment, supplement, modification or waiver, but it shall be sufficient if the Holders shall approve the substance thereof. No such amendment, supplement, modification or waiver shall extend to or affect any provision, term or obligation not expressly amended, supplemented, modified or waived thereby or impair any right consequent thereon. Any amendment, supplement, modification or waiver entered into pursuant to this paragraph (a) shall be binding upon all Parties. Copies of each amendment, supplement, modification or waiver entered into pursuant to this paragraph (a) shall be delivered by the Company to each of the Representatives and each Holder.

     (b) The Company will not, directly or indirectly, pay or cause to be paid any remuneration (whether in the form of a fee or otherwise) to any Holder as consideration for or as an inducement to such Holder's consenting to any proposed amendment, supplement, modification or waiver of this Agreement unless such remuneration is concurrently paid, on the same terms, ratably to all the Holders.

     (c) No failure or delay on the part of any Party in exercising any right, power or privilege hereunder and no course of dealing between or among any of the Parties shall operate as a waiver of any right, power or privilege hereunder. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. No notice to or demand on any Party in any case shall entitle such Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Party to any other or further action in any circumstances without notice or demand.

     (d) None of the expenses (including, without limitation, counsel fees and expenses) incurred by the Company or any Business Unit Entity in connection with any amendment, supplement, modification or waiver of this Agreement shall be deemed an Expenditure hereunder unless otherwise consented to by the Representatives in writing.

     Section 7.08. Further Documents. The Company agrees to execute any and all documents, and to perform any and all other acts, as may be necessary or reasonably requested by the Representatives to accomplish the purposes of this Agreement.

     Section 7.09. Assignments. (a) Except for a Transfer by a Holder to an Eligible Assignee or as permitted by Section 7.04, neither this Agreement nor any right, interest or obligation hereunder may be assigned by (i) by the Company without the prior written consent of the Representatives or (ii) by any Holder, and any attempt to do so shall be null and void.

     (b) Except as otherwise provided herein or prohibited by applicable law, the Company may acquire from any Holder all (but not less than all) of the rights and interests of such Holder hereunder; provided, however, that (i) voting or consensual rights of such Holder hereunder shall automatically expire and terminate concurrently with the assignment to the Company of the rights and interests of such Holder hereunder and (ii) in no event shall the Company or any Subsidiary or Affiliate of the Company acquire the rights and interests of a Holder hereunder prior to December 31, 1997.

     Section 7.10. Severability. Should any clause, sentence, paragraph, subsection, Section or Article of this Agreement be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Agreement, and the part or parts of this Agreement so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom, and the remainder will have the same force and effectiveness as if such stricken part or parts had never been included herein.

     Section 7.11. Specific Performance. The covenants and obligations contained in this Agreement relate to special, unique and extraordinary matters and a violation of any of the terms hereof or thereof by the Company would cause irreparable injury to the Holders and/or the Representatives in an amount which would be impossible to estimate or determine and for which any remedy at law would be inadequate. As such, the Company agrees that if the Company fails or refuses to fulfill any of its obligations under this Agreement or to make any payment or deliver any instrument required hereunder, then the Holders and/or the Representatives shall have the remedy of specific performance, which remedy shall be cumulative and nonexclusive and shall be in addition to any other rights and remedies otherwise available under any other Contract or at law or in equity and to which the Holders and/or the Representatives might be entitled.

     Section 7.12. APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE COMPANY HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

     Section 7.13. Submission to Jurisdiction. The Company hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and the United States of America located in the State of Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in a Delaware Court), waives any objection to the laying of venue of any such litigation in any Delaware Court and agrees not to plead or claim that any litigation brought in any Delaware Court has been brought in an inconvenient forum; provided, however, that nothing contained in this Section 7.13 is intended to waive the right of the Company to remove any action or proceeding commenced in any state Delaware Court to an appropriate federal Delaware Court to the extent the basis for such removal exists under applicable Law. The Company hereby irrevocably (i) appoints The Corporation Trust Company (the "Process Agent"), with an office on the date hereof at 1209 Orange Street, Wilmington, Delaware 19801, as its agent to receive on behalf of it and its Assets service of copies of the summons and complaint and any other process which may be served in any such action or proceeding, (ii) agrees that service of process may be made on the Company by mailing, by certified mail, a copy of such process to the Company in care of the Process Agent at the Process Agent's above address, with a copy to the Company at its address for notices specified herein, and (iii) authorizes and directs the Process Agent to accept such service on its behalf. As an alternative method of service, the Company also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing by certified or registered mail, return receipt requested, of any process required by any Delaware Court, to the address specified for notices to the Company in Section 7.01.

     Section 7.14. Expenses. Except as otherwise provided herein, each of the Parties shall pay its own expenses incident to this Agreement and the transactions contemplated hereby, including all legal and accounting fees and disbursements. Notwithstanding anything contained herein to the contrary, if any Party commences an action against another Party to enforce any of the terms, covenants, conditions or provisions of this Agreement, or because of a breach or alleged breach by such other Party of its obligations under this Agreement, the prevailing Party in any such action shall be entitled to recover its Losses incurred in connection with the prosecution or defense of such action, from the losing Party.

     Section 7.15. No Right of Set Off. Anything herein or elsewhere to the contrary notwithstanding, the Company's obligations to make the payments and deliver the Contingent Shares and Contingent Preferred Shares required under this Agreement and otherwise perform its obligations hereunder shall not be affected by any set off, counterclaim, recoupment, defense or other Claim, right or action that the Company may have against any Person.

     Section 7.16. No Partnership, Joint Venture or Agency. Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated hereby is intended, nor will the same be deemed or construed, to create a partnership, joint venture or agency for any purpose between the Company or any Business Unit Entity and the Holders so as to entitle any Holder to any share of the profits of


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

any Business Unit or to make any Holder in any way responsible for the Debts or Losses of the Company or any Business Unit Entity, including those related to the Business Units.

     Section 7.17. Survival of Representations, Warranties, Etc. All representations, warranties, indemnities, covenants and agreements made by the Company in this Agreement or in any certificate, document or other instrument delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement, any delivery of Contingent Shares or Contingent Preferred Shares hereunder and any permitted Transfer of any of the rights of a Holder hereunder, in each case notwithstanding any investigation heretofore or hereafter made by or on behalf of such Holder.

     Section 7.18. Payments and Interest. All cash payments payable or to be payable by the Company pursuant to this Agreement shall be payable in immediately available funds and in such coin or currency of the United States of America that, at the time of payment, is legal tender for the payment of public and private debts in the United States of America and shall be made by electronic funds transfer as the payee shall have directed to the Company in writing or, if no such direction shall have been given to the Company, by check payable to the order of the payee and mailed in the manner and at the address referred to in Section 7.01. All amounts due under this Agreement which are not paid when due shall bear interest until paid at the Applicable Federal Rate plus 5%.

     Section 7.19. Entire Agreement. This Agreement sets forth all of the promises, agreements, conditions, understandings, warranties and representations among the Parties with respect to the transactions contemplated hereby, and supersedes all prior agreements, arrangements and understandings among the Parties, whether written, oral or otherwise. There are no promises, agreements, conditions, understandings, warranties or representations, oral or written, express or implied, among the Parties concerning the subject matter hereof except as set forth herein.

     IN WITNESS WHEREOF, the Company has executed this Agreement as of the date first stated herein.

                                        The Rouse Company


                                        By: /s/ Bruce I. Rothschild
                                            ------------------------------------
                                        Printed Name: Bruce I. Rothschild

                                        Title: Vice President



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

                                        ACCEPTANCE OF APPOINTMENT BY
                                        REPRESENTATIVES

                                        The undersigned hereby (i) acknowledge
                                        that they have agreed to serve, and
                                        hereby accept their respective
                                        appointments, as Representatives under
                                        the foregoing Contingent Stock Agreement and (ii) assume and agree to perform all the rights, powers, duties and obligations set forth with respect to the Representatives in such Contingent Stock Agreement.

                                        /s/ Platt W. Davis, III
                                        ----------------------------------------
                                        Platt W. Davis, III

                                        /s/ David G. Elkins
                                        ----------------------------------------
                                        David G. Elkins

                                        /s/ Kenneth E. Studdard
                                        ----------------------------------------
                                        Kenneth E. Studdard


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